                 DEFINITIVE AGREEMENT


                    BY AND BETWEEN


              GIANT FOUR CORNERS, INC.
              (AN ARIZONA CORPORATION),
                      OR NOMINEE


                      AS "BUYER"


                         AND


              THRIFTWAY MARKETING CORP.
              (A NEW MEXICO CORPORATION)

                         AND

              CLAYTON INVESTMENT COMPANY
          (A NEW MEXICO LIMITED PARTNERSHIP)

              COLLECTIVELY, AS "SELLER"






                 DATED APRIL 18, 1997

                        TABLE OF CONTENTS



1.   Purchase, Sale and Lease Instruments
     1.1  Definitions
     1.2  Definitive Agreement
     1.3  Ancillary Agreements
     1.4  Hierarchy

2.   Purchase, Sale and Lease of Assets
     2.1  Properties
          2.1.1  Service Station/Convenience Store Assets
                 2.1.1.1  Fee Stations
                 2.1.1.2  Lease Stations
                 2.1.1.3  Reservation Stations
                 2.1.1.4  Future Sites
          2.1.2  Transportation Assets
          2.1.3  Liquor Licenses
          2.1.4  Tangible Assets
          2.1.5  Intangible Assets
          2.1.6  Water Rights
          2.1.7  Associated Assets
     2.2  Excluded Assets
          2.2.1  Ordinary Course of Business Dispositions
          2.2.2  Navajo Business Site Leases
          2.2.3  Excess Real Property
          2.2.4  List of Other Excluded Assets

3.   Transfer of Assets
     3.1  Assets Sold at Closing
     3.2  Inventory
     3.3  Assets Leased at Closing
          3.3.1  Option to Purchase Lease Stations
          3.3.2  Rental Payments for Lease Stations
          3.3.3  Buyer s Management of Certain Assets
          3.3.4  Seller s Management of Reservation
                 Stations and Navajo Stations
     3.4  Excess Real Property Restrictive Covenant
     3.5  Covenants Not To Compete
     3.6  Arizona and New Mexico Liquor License Transfers
     3.7  Southern Ute Tribal Liquor License
     3.8  Tax Deferred Exchanges
          3.8.1  1031 Tax Deferred Exchange at Closing
          3.8.2  1031 Tax Deferred Exchange Upon Buyer s
                 Exercise of Options
          3.8.3  Costs and Expenses of 1031 Exchange

4.   The Purchase Price
     4.1  Assets Purchase Price
     4.2  Payment
     4.3  Escrow
          4.3.1  Opening and Closing Dates
          4.3.2  Insured Closing Letter
          4.3.3  Escrow Cancellation Charges
          4.3.4  Closing Costs and Prorations
     4.4  Trucks and Trailers
     4.5  Supply Agreements

5.   Options to Purchase/Right of First Refusal
     5.1  Right of First Refusal
          5.1.1  Certain Excluded Assets
          5.1.2  Exercise of Option to Purchase/Right of First Refusal
     5.2  Options to Purchase Certain Wyoming Units
          5.2.1  Option to Purchase Wyoming Units
          5.2.2  Notice of Exercise of Option
          5.2.3  Application of Definitive Agreement
          5.2.4  Memorandum of Option to Purchase Units

6.   Due Diligence
     6.1  Seller s Records
     6.2  Seller s Assets
     6.3  Seller s Surveys
     6.4  Seller s Employees
     6.5  Buyer s Use of Information Obtained Through Due Diligence
     6.6  Confidentiality

7.   Transferred Inventory
     7.1  Gasoline and Diesel Fuel Inventory
     7.2  Convenience Store Inventory
     7.3  Bills of Sale
     7.4  Closing

8.   Title
     8.1  Stations
          8.1.1  Section 3.1 Stations Sold at the Closing Date
          8.1.2  Section 3.2 Assets Leased or Managed at the Closing Date
          8.1.3  Marketable Title
     8.2  Lease Assignments
          8.2.1  Non-reservation Stations
          8.2.2  Reservation Stations
     8.3  Other Contract Rights
     8.4  Personal Property
     8.5  UCC Searches
     8.6  Defects
          8.6.1  Title Defects and UCC Search Defects
          8.6.2  Determination of Title Defect Amount
          8.6.3  Dispute as to Title Defect Amount

9.   Navajo Settlement Agreement
     9.1  Settlement Agreement
     9.2  Business Site Leases and Subleases
     9.3  Obligations Retained by Seller Under the Settlement Agreement
     9.4  Obligations Assumed by Buyer Pursuant to the Settlement Agreement
     9.5  Seller s Representations and Warranties
     9.6  Indemnification

10.  Environmental Obligations
     10.1  Seller s Obligations
     10.2  Buyer s Obligations
     10.3  Environmental Assessments/Remediation
     10.4  Environmental Reports
     10.5  Environmental Releases After the Possession Date
     10.6  Access to Assets
     10.7  Access to Records
     10.8  Access to Tests
     10.9  Reports of Releases
     10.10 Use of Environmental Reports, Records and Tests
     10.11 Seller s Remediation

11.  Environmental Representations and Warranties
     11.1  Environmental Compliance
     11.2  Knowledge of Releases
     11.3  Reports of Releases
     11.4  Upgrade and Reclamation Costs
     11.5  Environmental Permits
     11.6  Environmental Matters
     11.7  Governmental Response/Cleanup Funds
     11.8  Underground Storage Tank Registrations
     11.9  Environmental Compliance of Equipment
     11.10 Compliance with 1998 UST Standards
     11.11 National Priorities List

12.  No Assumption of Liabilities
     12.1  Seller
     12.2  Buyer

13.  Representations and Warranties of Seller
     13.1  Organization and Good Standing
     13.2  Power and Authority
     13.3  Authorization of Transactions
     13.4  Binding Obligations
     13.5  Taxes
           13.5.1  Taxes, Assessments and Valuations
           13.5.2  Reassessments and Reevaluations
     13.6  Condition of Assets
     13.7  Litigation
     13.8  Compliance With Laws
     13.9  Contracts Compliance
     13.10 Consents
     13.11 Intangible Property
     13.12 Improvements
     13.13 Conduct of Business
     13.14 Capital Projects
     13.15 Utilities
     13.16 Financial Statements
     13.17 Summary of Operations
     13.18 Water Rights
     13.19 Claims Against Title
     13.20 Condemnation
     13.21 Non-Foreign Person
     13.22 Necessary Assets
     13.23 Benefit Plans
     13.24 Brokerage
     13.25 Disclosure

14.  Representations and Warranties of Buyer
     14.1  Organization and Good Standing
     14.2  Power and Authority
     14.3  Authorization of Transactions
     14.4  Binding Obligations
     14.5  No Breach
     14.6  Due Diligence
     14.7  Inspection of Assets
     14.8  Assumption of Obligations and Duties Under Contracts
     14.9  Buyer s Capacity
     14.10 Brokerage
     14.11 Disclosure

15.  Covenants
     15.1  Covenants of Seller and Buyer
           15.1.1  H-S-R Act Filing
           15.1.2  Casualty and Condemnation
           15.1.3  Exhibits and Associated Purchase and Sale Agreements
     15.2  Covenants of Seller
           15.2.1  Best Efforts
           15.2.2  Certain Changes
           15.2.3  Maintenance of Assets
           15.2.4  Operation of Businesses and Maintenance of Inventory
           15.2.5  Maintenance of Inventory Records
           15.2.6  Compliance
           15.2.7  Transfer of Contracts, Permits and Licenses
           15.2.8  List of Contracts
           15.2.9  List of Permits, Licenses and Intangible Property
           15.2.10 List of Improvements
           15.2.11 Information for SEC Filings
           15.2.12 Franchises
           15.2.13 PMPA
           15.2.14 Notices
           15.2.15 Corporate and Partnership Existence; Guarantees
           15.2.16 Schedules
     15.3  Covenants of Buyer
           15.3.1  Best Efforts
           15.3.2  Financial Commitments
           15.3.3  Transfer of Permits and Licenses and Contracts
           15.3.4  Notices

16.  Conditions Precedent
     16.1  Conditions to Obligations of Seller and Buyer
           16.1.1  H-S-R Act
     16.2  Conditions to Obligations of Seller
           16.2.1  Representations and Warranties
           16.2.2  Covenants and Agreements
           16.2.3  Simultaneous Closings
     16.3  Conditions to Obligations of Buyer
           16.3.1  Representations and Warranties
           16.3.2  Covenants and Agreements
           16.3.3  No Adverse Change
           16.3.4  No Action or Proceedings
           16.3.5  No Statute or Regulation
           16.3.6  Due Diligence
           16.3.7  Consents
           16.3.8  Liquor Licenses
           16.3.9  Leases of Real Property
           16.3.10 Permits and Licenses
           16.3.11 Contracts
           16.3.12 Covenants Not To Compete
           16.3.13 Simultaneous Closings
           16.3.14 Opinion of Navajo Counsel

17.  No Solicitation or Negotiation

18.  Taxes
     18.1  Tax Liabilities
     18.2  FIRPTA Affidavit

19.  Employees
     19.1  Offers of Employment
     19.2  Benefits
           19.2.1  Seller s Benefit and Retirement Plans
           19.2.2  Unused Vacation
           19.2.3  Ongoing Benefits
           19.2.4  Seller s Responsibility for Existing Benefits
     19.3  Employee Rights
     19.4  COBRA and Health Claim Data
     19.5  Wage Reporting
     19.6  Unemployment Compensation

20.  Termination; Default; Remedies
     20.1  Termination
     20.2  Effect of Termination
           20.2.1  Non-Willful Failure
           20.2.2  Willful Failure
     20.3  Remedies

21.  Passage of Title and Risk of Loss

22.  Buyer s Set-off

23.  Costs

24.  Closing
     24.1  Time and Place of Closing
     24.2  Deliveries and Proceedings of Closing
     24.3  Options of Buyer to Close in Multiple Transactions

25.  Dispute Resolution
     25.1  Alternative Dispute Resolution
     25.2  Arbitration

26.  Survival

27.  Notices

28.  Miscellaneous
     28.1  Time of the Essence; Good Faith
     28.2  Further Assurances; Cooperation
     28.3  Transition Assistance
     28.4  No Third-Party Beneficiaries
     28.5  Successors and Assigns
     28.6  Headings
     28.7  References
     28.8  Severability
     28.9  Press Releases
     28.10 Amendment and Waiver
     28.11 Accord
     28.12 Counterparts
     28.13 Governing Law
     28.14 Entire Agreement

Guaranty of Giant Industries Arizona, Inc.

Exhibit A - Definitions

                           LIST OF EXHIBITS

A  --  Definitions
B  --  Master Lease and Option Agreement
C  --  Management Agreement
D  --  Supply Agreements
E  --  Option to Purchase Agreement
F  --  Form of Liquor License Sales Agreements
G  --  Form of Liquor License Lease Agreements
H  --  Real Property Restrictive Covenant Agreement
I  --  Covenants Not To Compete
J  --  Excess Real Property and Other Excluded Assets
       Right of First Refusal Agreement
K  --  Clayton Agreement
L  --  Consignment Agreement
M  --  Estoppel Certificate
N  --  Navajo Nation Settlement Agreement

                            LIST OF SCHEDULES

2.1.1.1  --  Fee Stations
2.1.1.2  --  Lease Stations
2.1.1.3  --  Reservation Stations
2.1.1.4  --  Future Sites
2.1.2    --  Transportation Assets
2.1.3    --  Liquor Licenses
2.1.4    --  Tangible Assets
2.1.5    --  Intangible Assets
2.1.6    --  Water Rights
2.2.3    --  Excess Real Property
2.2.4    --  Other Excluded Assets
3.1      --  Assets Sold at Closing
3.3.1.2  --  Option Schedule
3.3.2    --  Rental Payments
3.3.3    --  Owner s Commissions
3.3.4.3  --  Consignment Fees
4.1      --  Asset Purchase Price; Allocation of Asset Values
5.2.1    --  Description of Wyoming Units
9.2      --  Terms of Navajo Leases and Subleases
11.1     --  Environmental Compliance
11.2     --  Releases
11.4     --  Upgrade and Reclamation Costs by Site
11.5     --  Environmental Permits
11.6     --  Environmental Matters
11.10    --  Compliance with 1998 UST Standards
13.5.1   --  Contested Taxes
13.7     --  Litigation
13.9.1   --  Contracts
13.11.1  --  Infringements
13.13.1  --  Material Adverse Effect on Assets
13.13.2  --  Material Adverse Effect from Contracts and Laws
13.14    --  Capital Projects
13.16    --  Financial Statements
13.17    --  Financial Summary of Operations
13.20    --  Pending Condemnation
13.23    --  Benefit Plans
16.2.3   --  Associated Purchase and Sale Agreements
19.1     --  Employees to Whom Employment Offers May Not be Extended

                                  PARTIES

Seller:  Thriftway Marketing Corp.         Clayton Investment Company
         710 East 20th  Street             710 East 20th Street
         Farmington, New Mexico 87401      Farmington, New Mexico 87401
         (505) 326-5571                    (505) 326-5571
         Attention: David Potter, C.P.A.   Attention: Jerry D. Clayton



Buyer:   Giant Four Corners, Inc. or Nominee
         23733 North Scottsdale Road
         Scottsdale, Arizona 85255-3465
         (602) 585-8888
         Attention:  A. Wayne Davenport


                                RECITALS

     WHEREAS, Seller owns and operates certain gasoline service stations and owns, leases or subleases the real estate on which such stations are located in Arizona, New Mexico, Colorado and Utah;

     WHEREAS, Seller owns certain other retail and transportation assets; WHEREAS, Seller and Buyer desire to enter into certain agreements regarding the purchase, sale, lease and transfer by Seller and the acquisition by Buyer of such assets;
     WHEREAS, this Definitive Agreement, and certain other integrated contracts address the terms and conditions under which Seller will transfer to Buyer all such assets.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, Seller and Buyer agree as follows:

                               AGREEMENTS

                                   1.
                   PURCHASE, SALE AND LEASE INSTRUMENTS

     1.1.  DEFINITIONS. As used in this Definitive Agreement (the
"Definitive Agreement"), capitalized terms shall have the meanings set forth in the text of this Definitive Agreement or in EXHIBIT A, attached hereto and incorporated herein.

     1.2. DEFINITIVE AGREEMENT. This Definitive Agreement is part and parcel of a business arrangement between the parties whereby the Definitive Agreement and the Ancillary Agreements described in Section 1.3 below will be used to transfer all of the Assets from Seller to Buyer.

     1.3. ANCILLARY AGREEMENTS. The Ancillary Agreements include, without limitation:

           1.3.1. Master Lease and Option Agreement regarding the lease of certain of the Stations by Buyer from Seller together with an option by Buyer to purchase such Stations from Seller, a copy of which is attached as EXHIBIT B;

           1.3.2. Management Agreement regarding Buyer s operation of certain Fee Stations and Lease Stations pursuant to Sections 3.3.3 and 24.3.1, a copy of which is attached as EXHIBIT C;

           1.3.3. Supply Agreements regarding Buyer s exclusive right to supply the gasoline and diesel fuel requirements of (i) the Stations referenced in Section 2.1 of this Definitive Agreement and all comparable stations identified in the Associated Purchase and Sale Agreements and (ii) the Excluded Assets referenced in Section 5.1.1 of this Definitive Agreement, copies of which are attached as EXHIBIT D;

           1.3.4. Option to Purchase Agreement (the "Option") regarding certain Wyoming service station units, a copy of which is attached as EXHIBIT E;

           1.3.5. Liquor License Sales Agreements regarding Buyer's acquisition from Seller of certain Arizona, New Mexico and Southern Ute Tribal Liquor Licenses owned or operated by Seller, the form of which is attached as EXHIBIT F;

           1.3.6. Liquor License Lease Agreements regarding Buyer s lease from Seller of certain Arizona, New Mexico and Southern Ute Tribal Liquor Licenses owned or operated by Seller, the form of which is attached as EXHIBIT G;

           1.3.7. Real Property Restrictive Covenant Agreement limiting the use, as of Closing, of Excess Real Property, a copy of which is attached as EXHIBIT H;

           1.3.8. Covenants Not To Compete, copies of which are attached as EXHIBIT I;

           1.3.9. Right of First Refusal Agreement regarding Excess Real Property and all other Excluded Assets, a copy of which is attached as EXHIBIT J;

           1.3.10. Agreement of Jerry D. Clayton and Phyllis Jane Clayton that, individually and collectively, they shall cause Thriftway Marketing Corp. and Clayton Investment Company to retain their respective corporate and partnership existences and to remain solvent for a period of not less than four (4) years after the sale and lease of the Assets as provided in Sections 3.1 and 3.2 under this Definitive Agreement or comparable provisions under the Associated Purchase and Sale Agreements, a copy of which is attached as EXHIBIT K;

           1.3.11. Consignment Agreement regarding the consignment of petroleum products to the Reservation Stations, Navajo Stations and other Stations as described herein, a copy of which is attached as EXHIBIT L; and

           1.3.12. Certain other instruments necessary to consummate the contemplated transactions including, without limitation, assignments, bills of sale, consents, general warranty deeds, leases, franchises, and escrow documents.

     1.4. HIERARCHY. Except as otherwise specifically stated in the Ancillary Agreements, the parties intend that the Ancillary Agreements shall be subordinate to and controlled by the Definitive Agreement. It is further the express intent of the parties that, except as may be provided otherwise herein: (i) the Definitive Agreement and the Ancillary Agreements close simultaneously; and (ii) closing of all transactions contemplated by the Ancillary Agreements shall be contingent upon closing of the transactions contemplated by this Definitive Agreement. In the event of a conflict between the provisions of this Definitive Agreement and any provisions of any of the Ancillary Agreements, the provisions of the Definitive Agreement shall control and, to the extent necessary, any conflicting provisions contained in such Ancillary Agreements shall be supplemented, amended or superseded, as appropriate, by this Definitive Agreement, except as may be otherwise specifically stated in the Ancillary Agreement.

                                    2.
                    PURCHASE, SALE AND LEASE OF ASSETS

     Subject to the terms and conditions set forth in this Definitive Agreement, Seller will grant, sell, convey, transfer, lease, sublease and assign to Buyer at Closing, and Buyer shall purchase, manage, lease or sublease the Assets. The Assets shall be and include all gasoline service stations and convenience stores, transportation assets, mobile homes, truck transports and trailers, motor vehicles, liquor licenses, contract rights, franchise rights, real property, personal property, intangible property and other assets associated with, related to, or used in connection with Seller s service station and convenience store business, transportation business, businesses involved in the purchase or sale of petroleum products, and related businesses in the States of Arizona, New Mexico, Colorado, and Utah, except for the Excluded Assets described in Section 2.2 below. The Assets include but are not necessarily limited to the assets described in Section 2.1 below.

     2.1  PROPERTIES.  The Assets shall include:

          2.1.1. SERVICE STATION/CONVENIENCE STORE ASSETS. The Service Station/Convenience Store Assets include the following Fee Stations, Lease Stations and Reservation Stations (hereinafter collectively referred to as "Stations"), together in each case, with all associated Equipment, Facilities, Improvements, Tangible Assets and Intangible Assets.

                  2.1.1.1. FEE STATIONS. A total of 46 Fee Stations which are located in the States of New Mexico (28), Arizona (6), Colorado (11) and Utah (one). A list of such Fee Stations is set forth on SCHEDULE 2.1.1.1.

                  2.1.1.2. LEASE STATIONS. A total of 14 Lease Stations which are located in the States of New Mexico (10), Colorado (three) and Utah (one). A list of such Lease Stations is set forth on SCHEDULE 2.1.1.2.

                  2.1.1.3. RESERVATION STATIONS. A total of 17 Reservation Stations which are located on various Federal Indian Reservations in the States of New Mexico (four), Arizona (12) and Colorado (one). A list of such Reservation Stations is set forth on SCHEDULE 2.1.1.3.

                  2.1.1.4. FUTURE SITES. Five (5) fee sites and one (1) lease site which are located in the State of New Mexico. A list of the Future Sites, including Seller s out-of-pocket acquisition costs, is set forth on SCHEDULE 2.1.1.4.

           2.1.2. TRANSPORTATION ASSETS. The transportation assets described in SCHEDULE 2.1.2.

           2.1.3. LIQUOR LICENSES. The one (1) Arizona, twenty-one (21) New Mexico and one (1) Southern Ute Tribal Liquor Licenses described in
SCHEDULE 2.1.3 and the four (4) Future Sites Liquor Licenses described in
SCHEDULE 2.1.1.4 (the "Liquor Licenses").

           2.1.4.  TANGIBLE ASSETS.  The Tangible Assets described in
SCHEDULE 2.1.4.

           2.1.5.  INTANGIBLE ASSETS. The Intangible Assets described in
SCHEDULE 2.1.5.

           2.1.6.  WATER RIGHTS.  The Water Rights described in SCHEDULE
2.1.6.

           2.1.7. ASSOCIATED ASSETS. All other Associated Assets which are associated with, related to or used in connection with the Assets or the Businesses.

     2.2. EXCLUDED ASSETS. Notwithstanding anything contained in this Definitive Agreement to the contrary, the following rights, properties and assets (collectively referred to herein as the "Excluded Assets") shall not be transferred by Seller to Buyer:

           2.2.1. ORDINARY COURSE OF BUSINESS DISPOSITIONS. All of Seller s Inventories which shall have been transferred, sold or otherwise disposed of prior to the Closing in transactions with unaffiliated Persons conducted in the ordinary course of business.

           2.2.2. NAVAJO BUSINESS SITE LEASES. So long as the Settlement Agreement is executed, the five business site leases that Seller has agreed to transfer to Navajo business people (the "Navajo Stations") pursuant to the Settlement Agreement, a copy of which is attached hereto as EXHIBIT N.

           2.2.3. EXCESS REAL PROPERTY. Excess real property (the "Excess Real Property") owned or leased by Seller which is located in the vicinity of or adjacent to certain of the Stations and described in SCHEDULE 2.2.3.

           2.2.4. LIST OF OTHER EXCLUDED ASSETS. Such other properties, assets, and businesses of Seller which are listed in SCHEDULE 2.2.4.

                                  3.
                          TRANSFER OF ASSETS

     3.1. ASSETS SOLD AT CLOSING. At the Closing Date, the following Assets will be sold, assigned and conveyed by Seller to Buyer; provided, however, that (i) in no event shall such Assets specified in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.5 have an aggregate value, when combined with the comparable assets identified in the Associated Purchase and Sale Agreements, of more than Sixteen Million Dollars ($16,000,000) computed in accordance with the values allocated in SCHEDULE 4.1, and (ii) in no event shall such Assets specified in Section 3.1.4 have an aggregate value in excess of Seller s out-of-pocket acquisition costs in accordance with the values allocated in SCHEDULE 2.1.1.4:

           3.1.1. The Fee Stations selected by Buyer prior to the Closing Date, subject to the limitations described in SCHEDULE 3.1, including their respective Associated Assets.

           3.1.2. The Lease Stations selected by Buyer prior to the Closing Date, subject to the limitations described in SCHEDULE 3.1, including their respective Associated Assets.

           3.1.3. The Reservation Stations selected by Buyer prior to the Closing Date, subject to the limitations described in SCHEDULE 3.1, including their respective Associated Assets.

           3.1.4. The Future Sites including their respective Associated Assets as described in SCHEDULE 2.1.1.4.

           3.1.5. All Transportation Assets including their respective Associated Assets as described in SCHEDULE 2.1.2.

           3.1.6. All Associated Assets relating to the Assets set forth in SCHEDULE 3.1.

           3.1.7.  All other Assets not leased or managed pursuant to
Section 3.3.

     3.2. INVENTORY. All saleable or useable petroleum products and convenience store Inventories related to the Stations that are transferred or leased pursuant to Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.3 will be sold and conveyed by Seller to Buyer and will be purchased from Seller by Buyer at the times and for the amounts determined in accordance with
Section 7.

     3.3. ASSETS LEASED AT CLOSING. At the Closing Date, all Fee Stations, Lease Stations and Reservation Stations, together with their respective Associated Assets not sold and conveyed to Buyer as set forth in
Section 3.1, shall be leased or subleased by Seller to Buyer for a period of ten (10) years in accordance with the Master Lease and Option Agreement.

            3.3.1. OPTION TO PURCHASE LEASE STATIONS. Buyer will have exclusive options to purchase the Stations leased by Seller to Buyer under the terms and conditions specified below. As Buyer exercises its options to purchase such Stations, they will be deemed to be "Assets" and "Stations" for all purposes of this Definitive Agreement.

                    3.3.1.1. The aggregate purchase price upon exercise of all options to purchase under the Master Lease and Option Agreement for all of the Stations leased or subleased by Seller to Buyer, when combined with the purchase price upon exercise of all options to purchase stations leased or subleased by Buyer pursuant to the Associated Purchase and Sale Agreements, is Thirty Million Three Hundred Thirty Thousand Dollars ($30,330,000). The value allocated to each Station is set forth in SCHEDULE 4.1.

                    3.3.1.2. Buyer shall exercise its options to purchase specific Stations in accordance with the limitations set forth in SCHEDULE
3.3.1.2. In addition, each option exercise shall be for a minimum of $3,000,000 of Stations (as valued in SCHEDULE 4.1), with Buyer and Seller each choosing Stations equal to half of the value to be acquired.

                    3.3.1.3. As Buyer exercises its options to purchase specific Stations pursuant to Section 3.3.1, Buyer shall tender written notice to Seller of its intent.

                    3.3.1.4. Following such notice, all relevant terms and conditions of this Definitive Agreement regarding the transfer of a Station to Buyer including, without limitation, all representations, warranties, and covenants, all provisions relating to the transfer of good and marketable title and all environmental provisions, including without limitation those contained in Sections 6 through 16, shall apply to the purchase and transfer of the Stations and shall be complied with by the parties.

                    3.3.1.5.  Within one hundred twenty (120) days of
Buyer s notice of exercise of each option to purchase, Seller will convey good and marketable title to the subject Stations, including all Associated Assets, free and clear of all Encumbrances. Buyer shall pay Seller the value allocated to such Stations as set forth in SCHEDULE 4.1.

                    3.3.1.6. In each county where the Stations are leased by Seller to Buyer, the parties shall record a memorandum of lease setting forth the essential terms of the Master Lease and Option Agreement.

                    3.3.1.7. In accordance with SCHEDULE 3.3.1.2, Buyer will not pay Seller any additional consideration for the last Two Million Dollars ($2,000,000) in the aggregate of Stations as set forth in SCHEDULE
4.1 for which Buyer exercises its options to purchase hereunder and its options to purchase under the Associated Purchase and Sale Agreements.

           3.3.2. RENTAL PAYMENTS FOR LEASE STATIONS. During the term of the Master Lease and Option Agreement, Buyer will pay to Seller annual rental payments as set forth in SCHEDULE 3.3.2. The annual rental payment shall be prorated and paid in advance on a monthly basis commencing on the Closing Date and on the first day of each month thereafter through the lease term. Rent for any period less than a month shall be prorated on a daily basis.

                    3.3.2.1. The monthly rental payments due Seller shall be reduced pro rata in accordance with SCHEDULE 4.1 when Buyer exercises its options to purchase the Stations leased or subleased by Seller to Buyer. The reduction shall take effect on the date of Closing for each of the affected Stations.

                    3.3.2.2. During the term of the Master Lease and Option Agreement, except as may be provided elsewhere herein or in the Master Lease and Option Agreement, Buyer will be responsible for all costs and expenses of operating the Stations, including, without limitation, reimbursement of certain of Seller s costs and expenses as set forth in the Master Lease and Option Agreement, and will receive all revenues and benefits.

                    3.3.2.3. If Buyer has not exercised its options to purchase all of the Stations leased by Seller to Buyer under the Master Lease and Option Agreement by the end of the 10-year term of the Master Lease and Option Agreement, Seller shall have the right to put the Stations to Buyer and to require Buyer to exercise its option to purchase such Stations at the price allocated to each such Station in SCHEDULE 4.1 and upon all the terms and conditions of this Definitive Agreement. Seller s put option shall be exercised by providing written notice to Buyer no sooner than thirty (30) days prior to the end of the 10-year term of the Master Lease and Option Agreement.

                    3.3.2.4. Buyer will have the right under the Master Lease and Option Agreement to sublease, at any time and from time to time without the consent of Seller, any and all of the Stations leased under the Master Lease and Option Agreement, so long as Buyer retains full responsibility and remains fully liable to Seller for all obligations and duties of Buyer under the Master Lease and Option Agreement for the Stations being subleased.

           3.3.3.  BUYER S MANAGEMENT OF CERTAIN ASSETS.

                   3.3.3.1. As contemplated by Section 24.3, the parties will enter into a Management Agreement, a copy of which is attached as EXHIBIT C, for the purpose of engaging Buyer to manage, operate, and use those Assets selected by Buyer pursuant to Section 24.3 from the Closing Date of the Assets (or portion thereof) described in Section 3.1 to the date that all conditions to Buyer s Closing for the managed Assets have been satisfied.

                   3.3.3.2. The parties shall take all steps and obtain all consents necessary to allow Buyer to operate the Assets. Buyer shall be responsible for the expenses of operation of the Assets, including payroll, inventories, taxes, insurance and rent. Buyer shall receive all income derived by or through operation of the Assets.

                   3.3.3.3. During the term of such Management Agreement, Buyer will pay to Seller an annual commission (the "Owner s Commission") for each Asset that it operates as set forth in SCHEDULE 3.3.3.3. The Owner s Commission shall be prorated and paid in advance on a monthly basis commencing on the day of the commencement of the Management Agreement and on the first day of each month thereafter through the term of the Management Agreement. Any Owner s Commission due for a period of less than a month shall be prorated on a daily basis.

                   3.3.3.4. The Owner s Commission for each selected Asset shall automatically cease upon the Closing for that Asset.

           3.3.4. SELLER S MANAGEMENT OF RESERVATION STATIONS AND NAVAJO STATIONS. Until: (i) Buyer takes over management of the applicable Reservation Station pursuant to a Management Agreement, or (ii) Buyer acquires the applicable Reservation Station at a Closing, whichever occurs first (the "Transition Event"), Seller shall operate the Reservation Stations and Navajo Stations as provided in this Section 3.3.4.

                   3.3.4.1. Seller shall be entitled to all income from or attributable to the Reservation Stations and Navajo Stations, and shall be responsible for paying all expenses and Liabilities of the Reservation Stations and Navajo Stations prior to the Closing Date for the Assets described in Section 3.1.

                   3.3.4.2. From the Closing Date through the Transition Event for each Reservation Station (the "Transition Period"), Seller will operate the Reservation Stations as they are now operated by Seller and as they have been operated on a historical basis. Buyer shall have the right to request Seller change such operating practices for any Reservation Station or make new capital improvements to a Station so long as Buyer agrees to pay any increased cost or capital expenditure required to implement such requested change.

                   3.3.4.3. Seller and Buyer shall enter into the Consignment Agreement for the Reservation Stations and the five (5) Navajo Stations effective the Closing Date for the Assets described in Section 3.1, where Buyer shall supply petroleum products to such Stations, establish retail petroleum product pricing and retain all profits associated with the sale of the consigned petroleum products. The Consignment Agreement shall terminate as to any Reservation Station upon the occurrence of a Transition Event relating to such Reservation Station. The Consignment Agreement shall terminate as to any Navajo Station upon the sale of that Station as provided in Article II of the Settlement Agreement. In consideration of the Consignment Agreement, Buyer shall pay Seller a monthly consignment fee for each Station as set forth on SCHEDULE 3.3.4.3.

                   3.3.4.4. During the Transition Period, Seller shall be entitled to all income from or attributable to the Reservation Stations and the Navajo Stations, and shall be responsible for paying all expenses and Liabilities, including sustaining capital expenditures necessary to operate the Stations as they are now operated by Seller and as they have been operated on a historical basis, of the Reservation Stations and the Navajo Stations through the Closing of each Reservation Station, except as provided in the Consignment Agreement and Section 3.3.4.2 above.

                   3.3.4.5. If the Settlement Agreement is not finally approved within fourteen (14) months following the Closing Date, or if prior to such time negotiations concerning the Settlement Agreement are terminated and Seller acknowledges that the Settlement Agreement will not become executed in substantially its current form, then at Buyer s option, Buyer may terminate the Consignment Agreement for all affected Stations and, following thirty (30) days notice to the applicable Indian Tribe, replace the same with a Management Agreement. Buyer shall have the same right to replace the Consignment Agreement with a Management Agreement for the Southern Ute and Zuni Stations as soon as reasonably possible and in any event if a Transition Event has not occurred within the fourteen (14) month period. If during the term of the Management Agreement Buyer is prohibited from managing any Reservation Station by the applicable Indian Tribe or the BIA, then the Management Agreement shall forthwith terminate and the Consignment Agreement referenced in Section 3.3.4.3 shall be resumed relating to the affected Reservation Station or Navajo Station.

                   3.3.4.6. If the Settlement Agreement is not entered into by the third anniversary of the Closing Date, or if a Transition Event has not occurred with respect to the Southern Ute and Zuni Stations by the third anniversary of the Closing Date, then at Buyer s option Buyer may remove any affected Reservation Stations from this transaction as provided in Section 24.3.3, except that Seller shall be permitted to continue to operate such Reservation Stations without violation of the Covenant Not to Compete, provided that Seller may not use the "Thriftway" name or any other name sold to Buyer pursuant to this Definitive Agreement. Buyer and Seller shall then enter into a Supply Agreement for such Reservation Stations and Navajo Stations.

                   3.3.4.7. In the event that Buyer does not elect its removal option as provided in Section 3.3.4.6, then Buyer and Seller agree to review the economic provisions of the Consignment Agreement to ascertain whether each is then deriving comparable economic benefits from such Agreement as when it first commenced, and to negotiate any amendments necessary to achieve this result. Any disputes between the parties relating to this process, including any inability to reach agreement on such amendments, shall be settled by arbitration as provided in Section 25.2.

                   3.3.4.8.  Notwithstanding any provision of this Section
3.3.4 to the contrary, Buyer may at any time after the Closing Date at its option terminate any existing Consignment Agreement or Management Agreement relating to any Reservation Station or Navajo Station, and enter into a Supply Agreement for such Station. Stations subject to a Supply Agreement or a Consignment Agreement shall be permitted to operate notwithstanding the terms of the Covenants Not to Compete.

                   3.3.4.9. The term of any Consignment Agreement, Management Agreement or Supply Agreement, as the case may be, contemplated by this Section 3.3.4 shall continue for ten (10) years following the Closing Date unless earlier terminated by Buyer s exercise of an option to purchase a Reservation Station. Stations subject to a Supply Agreement on a Consignment Agreement shall be permitted to operate notwithstanding the terms of the Covenants Not To Compete.

     3.4. EXCESS REAL PROPERTY RESTRICTIVE COVENANT. The parties recognize and agree that the Businesses conducted at the Stations may be impacted negatively by certain potential uses of the Excess Real Property. It is the intent of the parties that Seller limit its use of the Excess Real Property so as not to (i) interfere with Buyer s use or enjoyment of the Stations or (ii) diminish the value of the Stations to Buyer. The parties agree that the Excess Real Property shall not be used, for a period of 10 years after the Closing Date, as a service station, convenience store, bar (except for a restaurant that serves alcohol in connection with food service), dance hall, or adult entertainment establishment. Such limitations will be reflected in the form of the Excess Real Property Restrictive Covenant Agreement attached as EXHIBIT H, which shall be executed at the Closing Date. In addition, the Excess Real Property shall be subject to the Right of First Refusal described in Section 5.1.

     3.5. COVENANTS NOT TO COMPETE. As an inducement for Buyer to acquire Seller s Assets and to pay the Purchase Price specified in Section 4, Seller and Jerry D. Clayton, R. J. Dalley, Charles L. Parker, Jr., Robert
G. Moss, Jim D. Ratcliffe and David Potter, and their respective spouses each shall agree to refrain from competing with the Assets and the Businesses in accordance with the provisions of separate Covenants Not To Compete, the forms of which are attached as EXHIBIT I. The Covenants Not To Compete shall provide, among other things, that such parties shall not own, lease, operate, maintain, or have an interest in any service station assets, refinery and pipeline assets, transportation assets or associated assets in the counties where the Assets sold by Seller to Buyer are located for a period of five (5) years from and after the Closing Date except as otherwise permitted in the Covenants Not to Compete or in Section 3.3.4.6 or in Section 3.3.4.8 of this Agreement.

     3.6.  ARIZONA AND NEW MEXICO LIQUOR LICENSE TRANSFERS.

           3.6.1. Pursuant to Sections 3.1 and 3.3, at the Closing Date of the Assets described in Section 3.1, Seller will either sell or lease to Buyer the Liquor Licenses listed in SCHEDULE 2.1.3, as provided in the Master Lease and Option Agreement and in the Liquor License Sales Agreement or the Liquor License Lease Agreement, respectively. The consideration for the transfer of ownership of the Liquor Licenses is included in the purchase price allocated to the Stations where such Liquor Licenses are located as set forth in SCHEDULE 4.1, but shall be stated separately on each Liquor License Sales Agreement or Liquor License Lease Agreement, as the case may be.

           3.6.2. Prior to the Closing Date, Buyer will apply to the Arizona Department of Liquor Licenses and Control (the "ADLLC") and the New Mexico Alcohol and Gaming Division of the Department of Regulation and Licensing (the "AGD"), as applicable, for approval of the transfer of ownership or the lease of the Liquor Licenses. Buyer will not attempt to transfer the location of any Liquor License prior to the Closing Date. Except as agreed to by the parties, Seller will assist and cooperate with Buyer to obtain the necessary approvals and will execute any documents reasonably required by Governmental Authorities for such transfers.

           3.6.3. Prior to or at the time of the Closing Date, Seller will discharge and secure the release of any Encumbrances or Claims which exist against the Liquor Licenses (collectively the "Liquor License Liens"). Seller will not grant any security interest in, or permit any Liquor License Liens to attach to the Liquor Licenses between the date of this Definitive Agreement and the date of final approval of the transfer of ownership of the Liquor Licenses to Buyer by the ADLLC or the AGD and the local option districts. If any security interest or Liquor License Liens attach to the Liquor Licenses between the date of this Definitive Agreement and the date of final approval by the ADLLC or the AGD of the transfer of ownership of the Liquor Licenses to Buyer, the amount necessary to release the Liquor License Liens will be paid by Seller.

           3.6.4. As a part of the Liquor License transfer applications, a wholesaler s debt clearance, in the form required by the AGD and ADLLC, must be signed by all wholesalers which sold alcoholic beverages under the Liquor Licenses while Seller was the owner or operator of record. Prior to the Closing Date, Seller (i) will provide Buyer with a wholesaler s debt clearance for each Liquor License as required under AGD and ADLLC rules and regulations, and (ii) will pay any wholesaler s debt that is due.

           3.6.5. If any federal, state or local Taxes accrued prior to the Closing Date are due, or become due before the Closing Date, which relate to any business in which the Liquor Licenses were or are used by Seller, Seller shall pay such Taxes prior to the Closing Date. As part of the Liquor License transfer applications referred to herein, Seller shall submit a tax clearance for each Liquor License.

           3.6.6. Seller warrants and represents to Buyer that: (i) except as indicated on SCHEDULE 3.6.6, Seller owns or leases the Liquor Licenses, has the capacity to transfer the Liquor Licenses, and will transfer the Liquor Licenses free and clear of all Liquor License Liens; (ii) the Liquor Licenses have been issued under the authority of the ADLLC or the AGD, as the case may be, and to the best of Sellers knowledge, information and belief, are valid and will remain valid until the Closing Date; (iii) subject to the provisions of Section 3.6.6(vi), Seller will not intentionally do any act which would affect the validity of the Liquor Licenses or cause their revocation; (iv) subject to the provisions of
Section 3.6.6(vi), Seller has not performed any act or omission relating to the Liquor Licenses which may be a violation of applicable Laws; (v) Seller will satisfy or discharge all obligations arising out of the operation of the Liquor Licenses before the Closing Date; and (vi) if Seller is cited, at any time before the Closing Date, with any violation of Laws which would result in suspension or revocation of the Liquor Licenses, Seller will immediately notify Buyer of the citations and will promptly rectify, at its sole expense, any such violation.

           3.6.7. After the Closing Date, Buyer will have the right, at any time and from time to time, to request approval by all appropriate Governmental Authorities of the transfer of the location of any Liquor License leased by Seller to Buyer, and Seller will assist and cooperate with Buyer in this regard; provided that when Buyer exercises its Option to Purchase any Station at which a Liquor License is located as of the date of this Definitive Agreement, Buyer also shall acquire that Liquor License, in accordance with the provisions of this Section 3.6, regardless of whether such Liquor License remains in use at that Station or has been moved by Buyer to another location.

            3.6.8. Any Liquor License leased by Buyer shall be sold to Buyer on the terms and conditions set forth herein and in the Master Lease and Option Agreement and the Liquor License Sales Agreement concurrently with the Closing of the Station with respect to which such Liquor License was associated.

     3.7.  SOUTHERN UTE TRIBAL LIQUOR LICENSE.

           3.7.1. Pursuant to Sections 3.1 and 3.3, at Closing Seller will either sell or lease to Buyer the Southern Ute Tribal Liquor License (the "Southern Ute Liquor License") per the terms of a Liquor License Sales Agreement or a Liquor License Lease Agreement, respectively. Notwithstanding the foregoing, however, the parties acknowledge that a dispute exists between the Southern Ute Tribe and Seller regarding the validity of Seller s lease of that certain Station identified as Thriftway #274 and the Southern Ute Tribal Liquor License associated therewith. The parties further acknowledge that if such dispute can be resolved prior to Closing, Thriftway #274 and the Southern Ute Tribal Liquor License associated therewith will be transferred from Seller to Buyer pursuant to this Definitive Agreement. Pending resolution of the dispute, the Station and the Southern Ute Liquor License will be operated pursuant to Section
3.3.4 hereof.

           3.7.2. Prior to Closing, Seller and Buyer will assist and cooperate with each other and will execute and deliver to the appropriate Governmental Authority such instruments of conveyance and transfer as either party may reasonably request or as may be required by the appropriate Governmental Authority in order to effectuate the transfer of the Southern Ute Liquor License from Seller to Buyer.

           3.7.3. To the best of Seller s knowledge, information and belief, Seller warrants and represents to Buyer that: (i) Seller will use its Best Efforts to transfer the Southern Ute Liquor License and/or all rights of Seller with respect to the same, free and clear of all Liquor License Liens; (ii) subject to the provisions of Section 3.7.3(v), Seller will not intentionally do any act which would affect the validity of the Southern Ute Liquor License or cause its suspension or revocation; (iii) subject to the provisions of Section 3.7.3(v), Seller has not intentionally performed any act or omission relating to the Southern Ute Liquor License which may be a violation of applicable Laws; (iv) Seller will use its Best Efforts to satisfy or discharge all obligations arising out of the operation of the Southern Ute Liquor License before Closing; and (v) if Seller is cited, at any time before Closing, with any violation of Laws which would result in suspension or revocation of the Southern Ute Liquor License, Seller will immediately notify Buyer of the citations and will use its Best Efforts to promptly rectify, at its sole expense, any such violation.

           3.7.4. Seller makes no warranties as to its ability to transfer the Southern Ute Liquor License, but acknowledges that such transfer is a condition to Buyer s acquisition of Thriftway #274. If Seller is unable to transfer the Southern Ute Liquor License, Thriftway #274 will be operated as provided in Section 3.3.4.

     3.8.  TAX DEFERRED EXCHANGES.

           3.8.1. 1031 TAX DEFERRED EXCHANGE AT CLOSING. As part of the consideration to be paid by Buyer to Seller for the Assets at the Closing Date, the parties understand that a portion of the transaction may qualify as a like-kind exchange of properties whereby Buyer s rights, title and interests in and to its (i) Farmington Office Building and (ii) Meridian Shop will be exchanged for a portion of the Stations transferred pursuant to Section 3.1 above. The Seller shall cooperate with Buyer in this regard. In addition, Seller may request that any or all of the Stations being purchased by Buyer at Closing be exchanged for like-kind property which shall be identified by Seller. The Buyer shall cooperate with Seller in this regard provided that the Closing Date is not delayed.

           3.8.2. 1031 TAX DEFERRED EXCHANGE UPON BUYER S EXERCISE OF OPTIONS. At Seller s election exercised within twenty (20) business days of receipt of Buyer s notice of exercise of an Option to Purchase, Seller may request that the Station(s) being purchased by Buyer pursuant to the exercise of Buyer s Option to Purchase under Section 3.3 (the "Option Station(s)") be exchanged for like-kind property which shall be identified by Seller. The Buyer shall cooperate with Seller in this regard provided that the Closing for the Option Station(s) is not delayed.

           3.8.3. COSTS AND EXPENSES OF 1031 EXCHANGE. In the event Seller elects to transfer or Buyer elects to acquire one or more of the Stations as part of a nontaxable exchange of like-kind property as provided by
Section 1031 of the Internal Revenue Code, the accommodating party will cooperate with the requesting party in such nontaxable exchange, provided that the accommodating party shall have no liability in connection with the nontaxable exchange or incur any additional costs or expenses. Any additional costs and expenses associated with the nontaxable exchange will be borne by the requesting party. The requesting party shall indemnify, defend and hold harmless the accommodating party from and against any Claims associated with, relating to or arising out of such nontaxable exchange.

                                  4.
                         The Purchase Price

     4.1.  ASSETS PURCHASE PRICE.

           4.1.1. Subject to adjustment as provided in Sections 4.4, 8.6.1, 15.1.2.2 and 24.3.3, the aggregate amount to be paid by Buyer to Seller at the Closing Date for the Assets sold in accordance with Section
3.1 (except the Assets described in Section 3.1.4) of this Definitive Agreement, and all assets sold in accordance with the Associated Purchase and Sale Agreements, and for the Options to Purchase Lease Stations in accordance with Section 3.3.1 of this Definitive Agreement, and all options to purchase lease stations in accordance with the Associated Purchase and Sale Agreements, is Seventeen Million Eighty Thousand Dollars ($17,080,000) in cash plus the conveyance by Buyer to Seller of Buyer s (i) Farmington Office Building; and (ii) Meridian Shop. The aggregate purchase price, which shall be paid by Buyer to Seller at the Closing Date, for the Assets described in Section 3.1.4 shall be equal to Seller s out-of-pocket costs set forth on SCHEDULE 2.1.1.4.

           4.1.2. Subject to adjustment as provided in Sections 8.6.1, 10.1.2, 15.1.2.2, and 24.3.3, the aggregate amount to be paid by Buyer to Seller for the Assets leased in accordance with Section 3.3 of this Definitive Agreement, and all assets leased in accordance with the Associated Purchase and Sale Agreements, as Buyer fully exercises its options to purchase the Lease Stations and the lease stations under the Associated Purchase and Sale Agreements, is Thirty Million Three Hundred Thirty Thousand Dollars ($30,330,000.00). As Buyer exercises its Options to Purchase, the amount paid for each of the Assets identified by Buyer in its notice of exercise will be in accordance with the value allocated to each Asset as set forth on SCHEDULE 4.1.

           4.1.3. The amount to be paid at Closing for useable and saleable Inventory located at the Assets identified in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.3 will be as set forth in Section 7.

     4.2.  PAYMENT.

           4.2.1. At the Closing Date, Buyer shall deliver to the Escrow Agent the amounts and the deeds to the properties due under Section 4.1.1. At the Closing Date, the Escrow Agent shall transfer funds due Seller by wire transfer to the accounts identified by Seller in writing prior to the Closing Date.

           4.2.2.  Buyer shall deliver to Seller the amounts due under
Section 4.1.2 above simultaneously with (i) the Close of Escrow established for such Assets in accordance with Section 4.3 below, and (ii) the transfer from Seller to Buyer of good and marketable title for such Assets.

           4.2.3. A condition of all payments contemplated by the transactions described in Section 4.1 above shall be the parties compliance with the requirements set forth in this Definitive Agreement including, without limitation, those contained in Sections 6 through 16.

     4.3. ESCROW. An escrow for this transaction shall be established with the Title Company referenced in Section 8.1, which Title Company shall act as Escrow Agent, and such Escrow Agent is hereby engaged to administer the escrow. This Definitive Agreement constitutes escrow instructions to the Escrow Agent and a copy shall be deposited with Escrow Agent for this purpose. Should Escrow Agent require the execution of its standard form printed escrow instructions, Buyer and Seller agree to execute same; however, such instructions shall be construed as applying only to Escrow Agent s engagement, and if there are conflicts between the terms of this Definitive Agreement and the terms of the printed escrow instructions, the terms of this Definitive Agreement shall control.

           4.3.1.  OPENING AND CLOSING DATES.

                   4.3.1.1. OPENING DATE. Escrow shall be deemed open on the date (the "Opening Date") when one (1) fully executed original of this Definitive Agreement has been delivered to Escrow Agent. Escrow Agent shall advise Buyer and Seller in writing of the Opening Date.

                   4.3.1.2.  CLOSING DATE.   Subject to the provisions of
Section 24.3, and as provided in Section 24, the closing of this transaction and escrow shall occur at the offices of the Escrow Agent upon satisfaction of the Conditions Precedent set forth in Section 16. In this Definitive Agreement, "Closing" or "Close of Escrow" shall refer to any Closing with respect to the Assets as contemplated by Section 24.3.

           4.3.2. INSURED CLOSING LETTER. If Escrow Agent does not issue its own title insurance policies, but acts as an agent for an underwriter, as a condition to Escrow Agent acting as such, Escrow Agent shall cause its underwriter to issue to Buyer, a closing protection letter or insured closing service in written form satisfactory to Buyer, within twenty (20) days following the Opening Date.

           4.3.3. ESCROW CANCELLATION CHARGES. If the escrow fails to close because of Seller s default, Seller shall be liable for all customary escrow cancellation charges. If the escrow fails to close because of Buyer s default, Buyer shall be liable for all customary escrow cancellation charges. If the escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half (1/2) of all customary escrow cancellation charges.

           4.3.4.  CLOSING COSTS AND PRORATIONS.

                   4.3.4.1. Upon the Close of Escrow, Seller and Buyer each agree to pay one-half (1/2) of the escrow charges.

                   4.3.4.2. Except as provided elsewhere herein, rent, real estate taxes, property owners association assessments, utility charges, and other similar charges, either existing or proposed, shall be prorated in the escrow as of the Close of Escrow, based upon the latest available information. If, at the Closing, actual real estate tax statements are not available, then, following the Close of Escrow and within thirty (30) days of receipt by either Buyer or Seller of the actual tax statements, Buyer and Seller shall re-prorate real estate taxes among themselves and make any necessary adjusting payments. Improvement liens and other special assessments shall be paid in full by Seller as of the Close of Escrow. Any other closing costs shall be paid by Buyer and Seller according to the usual and customary practice of Escrow Agent.

                   4.3.4.3. All closing costs payable by Seller shall be deducted from Seller s proceeds at the Close of Escrow. On or before the Close of Escrow, Buyer shall deposit with Escrow Agent cash in an amount sufficient to pay all closing costs payable by Buyer.

     4.4. TRUCKS AND TRAILERS. The current wholesale value of the trucks and trailers, included in the Transportation Assets listed on SCHEDULE
2.1.2 and in the comparable Schedules to the Associated Purchase and Sale Agreements, will be arrived at by an appraisal performed by (i) Roy Lampsa of Albuquerque Truck Center for trucks and (ii) Bill Wiedeman of Albuquerque Truck Equipment for trailers. The cost of all such appraisals shall be shared equally by Seller and Buyer. If the wholesale value of the trucks and trailers in the aggregate is in excess of Two Million Dollars ($2,000,000), the Buyer will pay to Seller the amount of such excess in addition to the Purchase Price in an amount up to but not in excess of Two Hundred Thousand Dollars ($200,000). If the value in the aggregate is less than Two Million Dollars ($2,000,000), the purchase price for such trucks and trailers shall be reduced by such shortage.

     4.5. SUPPLY AGREEMENTS. During the period of time between the Closing Date and the Closing for each applicable Station (as provided in Section 24.3), Buyer will have the exclusive right to supply petroleum products to the Stations referenced in Section 2.1 of this Definitive Agreement and all comparable stations identified in the Associated Purchase and Sale Agreements. For a period of ten (10) years from and after the Closing Date, Buyer will have the exclusive right to supply petroleum products to the Excluded Assets referenced in Section 5.1.1 of this Definitive Agreement. The form of such Supply Agreement is attached as EXHIBIT D.

                                  5.
               OPTIONS TO PURCHASE/RIGHT OF FIRST REFUSAL

     5.1.  RIGHT OF FIRST REFUSAL.

           5.1.1. CERTAIN EXCLUDED ASSETS. For a period of ten (10) years from and after the Closing Date, Buyer shall have a Right of First Refusal on any future sale or lease of: (i) any real property which is an Excluded Asset (other than the Excess Real Property) if such real property is being sold or leased for use as a service station or convenience store or similar type of business; and (ii) the Excess Real Property.

           5.1.2. EXERCISE OF RIGHT OF FIRST REFUSAL. The Right of First Refusal referenced in Section 5.1.1 above may be exercised by Buyer at any time and from time to time, within the time period allowed herein, in accordance with the Right of First Refusal Agreement attached as EXHIBIT J.

     5.2. OPTION TO PURCHASE CERTAIN WYOMING UNITS. On the Closing Date, Seller shall grant Buyer an Option to Purchase certain Wyoming service station/convenience store units (the "Wyoming Units") as set forth in the Option to Purchase Agreement attached as EXHIBIT E.

           5.2.1. OPTION TO PURCHASE WYOMING UNITS. For a period of one year from and after the Closing Date, the Buyer shall have the exclusive option to purchase all of Seller s Wyoming Units, together with their Associated Assets, at a per unit price of Two Hundred Thousand Dollars ($200,000). These Wyoming Units are described in SCHEDULE 5.2.1.

           5.2.2. NOTICE OF EXERCISE OF OPTION. As Buyer exercises its option to purchase Wyoming Units pursuant to Section 5.2, Buyer shall tender written notice to Seller of its intent.

           5.2.3. APPLICATION OF DEFINITIVE AGREEMENT. Following Buyer s notice, all relevant terms and conditions of this Definitive Agreement regarding the transfer of a Station to Buyer including, without limitation, all representations, warranties and covenants, all provisions relating to the transfer of good and marketable title and all environmental provisions, including without limitation, those contained in Sections 6 through 16, shall apply to the purchase and transfer of the Wyoming Units and shall be complied with by the parties.

           5.2.4. MEMORANDUM OF OPTION TO PURCHASE UNITS. In each county where the Wyoming Units are located, the parties shall record a Memorandum of Option setting forth Buyer s Option to Purchase.

                                   6.
                             DUE DILIGENCE

     Immediately upon execution of this Definitive Agreement, Seller shall give to Buyer full access, upon reasonable notice and during normal business hours, to the Assets and Records associated with, related to or used in conjunction with the Assets in order to allow Buyer to conduct inspections, as permitted and described in this Section 6 and Section 10 hereof, of the Assets and the Businesses prior to the Closing Date and in order to assist Buyer in evaluating the Schedules provided by Seller and determining if any matter or event may have a Material Adverse Effect. No such inspection or examination, however, shall constitute a waiver or relinquishment on the part of Buyer of its rights to rely on the covenants, representations, warranties or agreements made by Seller under this Definitive Agreement.

     6.1. SELLER S RECORDS. At all times after the date hereof and prior to the Closing Date, the Seller shall give to Buyer, and its accountants, attorneys, auditors, financial advisors, tax consultants and other consultants (collectively, "Authorized Representatives"), full access to all of Seller s Records and furnish to Buyer during such period other information concerning the Assets or the Businesses as Buyer or its Authorized Representatives may reasonably request.

     6.2. SELLER S ASSETS. Seller shall permit Buyer and its Authorized Representatives to conduct, at Buyer s sole risk and expense, inspections of the Assets. Buyer agrees to indemnify, defend and hold harmless Seller and its agents and employees from and against all damages, losses, costs, expenses, and liabilities (including reasonable attorneys fees and court costs incurred by Seller) arising out of Buyer s negligence or willful misconduct in conducting the inspections of the Assets. Seller shall have the right to have a representative present at any or all of Buyer s inspections.

     6.3. SELLER S SURVEYS. Promptly following execution of the Definitive Agreement, Seller shall provide to Buyer, at Seller s expense, all existing improvements surveys and/or boundary surveys for each Station. If required by the Title Company for removal of general exceptions 1 through 5 from Schedule B of the title insurance commitment, Seller shall provide at its expense new surveys or recertifications of old surveys.

     6.4. SELLER S EMPLOYEES. All of Seller s employees are "at will." Prior to the Closing Date, Buyer may interview Seller s employees, during normal business hours, and after providing reasonable notice to Seller, and with Seller present if Seller so requests. Buyer agrees that during the due diligence period described in this Section 6, Buyer will use its Best Efforts not to interfere with Seller s operations or disrupt Seller s business. Personnel records provided to Buyer by Seller regarding its employees shall be kept confidential and Buyer may not use such information during the course of any interviews in such a manner so as to violate any rights such employees may possess under Federal, state or tribal law.
Buyer agrees to indemnify, defend and hold harmless Seller from any and all claims or damages, including reasonable attorneys fees, sought by any employee for violation of any rights such employee may possess under Federal, state or tribal law with respect to the dissemination of personnel records.

     6.5. BUYER S USE OF INFORMATION OBTAINED THROUGH DUE DILIGENCE. All Records, surveys and any other data or information related to the Assets obtained by Buyer through due diligence are being furnished by Seller solely for Buyer's review in connection with the transactions contemplated by this Definitive Agreement. Except as otherwise provided herein, including but not limited to Sections 10 and 11, Buyer shall use all Records, surveys and any other data or information related to the Assets and rely on any information or conclusions contained therein at its own risk, and, except as otherwise provided herein, including but not limited to Sections 10 and 11, Seller shall have no liability as to the accuracy or completeness of the information provided to Buyer. Buyer will use the information provided by Seller pursuant to Section 6 solely in connection with its inspections of the Assets and for no other purpose whatsoever.

     6.6. CONFIDENTIALITY. In consideration of the delivery of all Records, surveys and any other data or information related to the Assets obtained by Buyer through due diligence that was not already in the possession of Buyer, or that could not have been obtained from other Persons or that was not in the public domain (the "Asset Information"), Buyer agrees, on behalf of itself and its successors, assigns, agents, advisors, and employees, as follows:

           6.6.1. The Asset Information is and shall remain solely for Buyer s use in connection with the transactions contemplated by this Definitive Agreement. Accordingly, the Asset Information shall remain strictly confidential and Buyer, its agents, advisors, and employees, shall not release any such items or disclose any such information to any other Person without the prior written consent of Seller, which consent shall not be unreasonably withheld.

           6.6.2. Buyer agrees to indemnify, defend and hold harmless Seller and its employees from and against all damages, losses, costs, expenses, and liabilities (including reasonable attorneys fees and court costs incurred by Seller) arising out of or resulting from the failure of Buyer or its agents, advisors or employees to perform any of their obligations under the terms of Section 6.6.

           6.6.3. Notwithstanding anything contained in Section 6.6 to the contrary, Buyer may, in accordance with its examination of the Assets, disclose the Asset Information to its Authorized Representatives.

                                  7.
                         TRANSFERRED INVENTORY

     All saleable and useable gasoline, diesel fuel, lubricant inventory and convenience store merchandise and supplies on hand at the Stations (the "Transferred Inventory") shall be transferred by Seller to Buyer as follows:

     7.1. GASOLINE AND DIESEL FUEL INVENTORY. Except as provided in the Consignment Agreement, Buyer and Seller shall jointly measure all gasoline, diesel fuel, and lubricant inventory on hand at the Stations as of the Closing for each Station. Within fifteen (15) Business Days following Closing for each specific Station, Buyer shall reimburse Seller for all gasoline, diesel fuel and lubricant inventory measured at Seller s actual cost from transactions with unaffiliated Persons conducted in the ordinary course of business.

     7.2. CONVENIENCE STORE INVENTORY. Buyer and Seller shall take an inventory of all saleable and useable retail merchandise and supplies on hand at the Stations, which is carried in the usual and customary business of the convenience store operated at such Stations, as of the Closing for each Station. Within fifteen (15) business days following Closing for each specific Station, Buyer shall reimburse Seller for all convenience store merchandise inventoried. All deli supplies, including, without limitation, all unprepared bulk meats or foods will be reimbursed at Seller s actual cost; all prepared deli sandwiches or foods will be reimbursed at Seller s actual cost; and all other retail merchandise and operating supplies will be reimbursed at Seller s actual retail price less twenty-nine percent (29%).

     7.3. BILLS OF SALE. All Transferred Inventory shall be transferred to Buyer by bill of sale warranting that the transfer is free and clear of all Encumbrances whatsoever and clear of any rights or Claims of third parties, except for payments to vendors by Seller to be made in the ordinary course of business. Any and all Taxes due on the sale of any of the Transferred Inventory shall be paid by Seller.

           7.3.1. The parties hereto waive compliance with the requirements of the bulk transfer or bulk sales law of any jurisdiction in connection with the sale of the Transferred Inventory to Buyer under this Definitive Agreement.

           7.3.2. Seller agrees to indemnify, defend and hold harmless Buyer from and against any loss by reason of any claims made against Buyer for violation of any Uniform Commercial Code: Bulk Transfers requirements, as a successor-in-interest or otherwise for any debts or obligations owed or Claims with regard to the Transferred Inventory.

     7.4. CLOSING. For purposes of this Section 7, the "Closing" shall mean the first to occur of: (i) sale of the applicable Station pursuant to
Section 3.1, (ii) lease of the applicable Station pursuant to Sections
3.3.1 and 3.3.2 or (iii) management of the applicable Station pursuant to Sections 3.3.3 and 3.3.4.5.

                                   8.
                                  TITLE

     8.1. STATIONS. Seller will order title insurance commitments from a mutually acceptable title insurance company (the "Title Company") for each of the Stations. Buyer shall have twenty (20) days from the receipt of such title insurance commitments, together with legible copies of all documents cited in the requirements and exceptions therein, to examine such documents and notify Seller in writing of any objections to title. Seller shall use its Best Efforts to remedy or cure Buyer s objections to title. If Seller is unable or unwilling to eliminate any disapproved exceptions, Buyer shall have the right to select any of the alternatives specified in
Section 8.6 below. Should Buyer fail to notify Seller of any objections within such twenty (20) day period, any objections shall be deemed waived with Buyer accepting title as reflected in the title insurance commitments.

           8.1.1. SECTION 3.1. STATIONS SOLD AT THE CLOSING DATE. At the Closing Date, Seller will convey good and marketable fee simple title to the Fee Stations that are sold to Buyer by general warranty deed and will assign its leasehold estate in the Lease Stations that are sold to Buyer by recordable general warranty assignment in a form satisfactory to Buyer, in each case free and clear of all Encumbrances and rights and Claims of third parties and subject only to exceptions approved by Buyer.

           8.1.2. SECTION 3.3. ASSETS LEASED OR MANAGED AT THE CLOSING DATE. At the Closing Date, Seller will lease those Fee Stations, Lease Stations and Reservation Stations that are leased to Buyer by the Master Lease and Option Agreement, Buyer will manage those Stations described in the Management Agreement, and Seller will manage certain Reservation Stations pursuant to Section 3.3.4.

           8.1.3. MARKETABLE TITLE. Marketable title to the Assets at Closing will be evidenced by an ALTA owner's or leasehold owner's policy of title insurance insuring Buyer's fee title or leasehold estate (including all ingress and egress easements and rights-of-way), as the case may be, as of the date and time of Closing, and general exceptions 1, 2, 3, 4 and 5 will be deleted from Schedule B of each policy insuring Buyer s fee title or leasehold estate. Each policy will be issued by a national title insurance company acceptable to Buyer, and Seller will pay the premium for each such title insurance policy. Buyer and Seller shall share equally the additional premium charge incurred for the deletion of general exceptions 1, 2, 3, 4 and 5 from Schedule B.

     8.2. LEASE ASSIGNMENTS. Seller shall take all steps and obtain all consents necessary to effectuate the assignment of any existing leases after the execution of the Definitive Agreement and prior to Closing. Except as otherwise provided herein, Buyer shall assume the tenant's obligations under the leases arising after Closing and shall indemnify, defend and hold harmless Seller and its employees from and against all damages, losses, costs, expenses, and liabilities (including reasonable attorneys fees and court costs incurred by Seller) arising out of or resulting from the failure of Buyer or its agents, advisors or employees to perform any of their obligations under the leases after Closing. Seller shall remain liable for all obligations existing or arising prior to the Closing and for all events which occurred prior to the Closing. The leasehold assignments will be accompanied by the lessor's written consent to the assignment.

           8.2.1. NON-RESERVATION STATIONS. Seller shall provide to Buyer the lessors' written affirmation: that the leases are in full force and effect; that the leases have not been modified or amended (except as disclosed in writing to Buyer); that the lessor will, as to Buyer as tenant, honor all terms and conditions of the leases; that all rents and sums due under the leases have been paid through the date of Closing; that the leases are not in default; and that no events have occurred which, with the giving of notice or the passage of time, could cause the leases to be in default. In addition, all assignments shall be accompanied by an Estoppel Certificate, the form of which is attached as Exhibit M, evidencing all necessary Governmental Authority or third party approvals necessary or appropriate regarding assignment or transfer of the leases to Buyer at Closing.

           8.2.2.  RESERVATION STATIONS.  Subject to the provisions of
Section 3.3.4, Seller will assign and convey, in accordance with Section 3, the Reservation Stations and all agreements related thereto to Buyer by recordable instruments in a form satisfactory to Buyer, free and clear of any Encumbrances and any rights and Claims of third parties. The Navajo Reservation Stations assignment instruments will be accompanied by the written approval and consent of the Navajo Nation and any Navajo sublessors and the BIA for the assignment to Buyer of Seller s Navajo Reservation Stations leases and subleases, the terms and conditions of which are set out in the Navajo Settlement Agreement ("Settlement Agreement") attached as Exhibit N. The Zuni and Southern Ute Reservation Stations assignment instruments will be accompanied by the written approval and consent of the appropriate Indian Tribe and the BIA for the assignment to Buyer of Seller s Zuni and Southern Ute Reservation Stations leases.

     8.3. OTHER CONTRACT RIGHTS. Seller will convey its interests in any transferable Contracts by recordable assignment in a form satisfactory to Buyer. Such assignments will be accompanied by all consents which may be deemed necessary by Buyer. The rights to use the Seller s Intellectual Property Rights and graphics shall also be assigned to Buyer.

     8.4. PERSONAL PROPERTY. All Improvements and other personal property will be transferred by bills of sale warranting to Buyer that the transfer is free and clear of any Encumbrances and any rights and Claims of third parties. In addition, all mobile homes, truck transports and trailers, and other motor vehicles to be transferred herein shall be transferred with appropriate titles and registrations. Where applicable, sales and use tax, incurred in the transfer of personal property, wherever situated or located, will be paid by Buyer.

     8.5. UCC SEARCHES. Within ten (10) days after execution of this Definitive Agreement, Seller, at its expense, shall provide to Buyer a search of the appropriate state and local records for any financing statements or fixture filings (the "UCC Searches"). Buyer shall have ten
(10) days from the receipt of such UCC Searches to examine them and to notify Seller in writing of any objections. Seller shall use its Best Efforts to remedy or cure Buyer s objections. If Seller is unable to eliminate any of the disapproved exceptions, Buyer shall have the right to select any of the alternatives specified in Section 8.6 below. Should Buyer fail to notify Seller of any objections within such ten (10) day period, such objections shall be deemed waived by Buyer.

     8.6.  DEFECTS.

           8.6.1. TITLE DEFECTS AND UCC SEARCH DEFECTS. In the event Buyer shall have timely objected to title as provided in Section 8.1 or UCC Searches as provided in Section 8.5, Seller shall cure or correct such objectionable matters at its cost. If Seller is unable to cure or correct any such objectionable matter, Buyer may elect: (i) to give Seller additional time to cure and correct such objectionable matters and the Station subject to such problem would be included as part of the Assets leased at Closing, in accordance with Section 3.3, for an additional period of time of up to 180 days, during which period Seller will cure or correct the objectionable matter; (ii) to enter into a Management Agreement in accordance with Section 3.3.3 to permit Buyer to manage, operate and use the Station until Seller is able to cure or correct the objectionable matter; (iii) to accept title to such Station, subject to the objectionable matter, and, at Closing, deduct from the value allocated to the Station as set forth in SCHEDULE 4.1 an amount equal to the cost of curing and correcting the objectionable matter; or (iv) if the amount to cure or correct the objectionable matter exceeds 50% of the value allocated to the Station as set forth in SCHEDULE 4.1, to remove such Station from the contemplated transaction and to reduce the purchase price by the value allocated to such Station in SCHEDULE 4.1. All removed Stations shall be subject, at Buyer s election, to a consignment agreement or if Buyer prefers a Supply Agreement for a period of ten (10) years; provided that in any event Seller may not use any of the names sold to Buyer hereunder. In the event that Buyer selects a consignment agreement, the parties shall negotiate in good faith a reasonable pumping fee payable to Seller that is an amount customary in the industry. Any disputes between the parties as to the amount of the pumping fee shall be settled by arbitration in accordance with Section 25.2.

           8.6.2. DETERMINATION OF TITLE DEFECT AMOUNT. The "Title Defect Amount" resulting from a title defect shall be determined as follows:

                   8.6.2.1. If Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount.

                   8.6.2.2. If the title defect is a lien or other charge, then the Title Defect Amount shall be the amount necessary to discharge the lien or other charge.

                   8.6.2.3. If the title defect represents any other obligation, Encumbrance, burden, discrepancy or charge upon or other defect in title to the affected Station of a type not described in Sections
8.6.2.1 or 8.6.2.2, the Title Defect Amount shall be determined by taking into account the value allocated by Schedule 4.1 to such Station so affected, the portion of the Station affected by the title defect, the legal effect of the title defect, the potential economic effect of the title defect over the life of the Station, and the values placed on the title defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation.

                   8.6.2.4. Notwithstanding the foregoing, in no event shall the aggregate Title Defect Amount attributable to the effects of all title defects upon any given Station exceed the value allocated to such Station by SCHEDULE 4.1.

           8.6.3. DISPUTE AS TO TITLE DEFECT AMOUNT. Seller and Buyer shall attempt to agree on all Title Defect Amounts at least ten (10) Business Days prior to Closing. If Seller and Buyer are unable to agree by that date, Buyer s good faith estimate of the Title Defect Amount shall be used for the Closing. Any Title Defect Amount in dispute shall be submitted to arbitration pursuant to Section 25.2. The arbitration determination shall be made within 45 days after submission of the Title Defect Amount in dispute and shall be final and binding on both parties.
In making a determination, the arbitrators shall be bound by the rules set forth in Section 8.6.2 and may consider such other matters as in the opinion of the arbitrators, are necessary or helpful to make a proper determination. If Buyer shall fail to so notify Seller of its objections, this contingency shall be deemed waived by the Buyer.

                                   9.
                       NAVAJO SETTLEMENT AGREEMENT

     9.1. SETTLEMENT AGREEMENT. Seller intends to and will use its Best Efforts to enter into a Settlement Agreement with the Navajo Nation to resolve various disputes and disagreements between Seller and the Navajo Nation regarding Seller s business operations at nineteen business site leases and subleases within the jurisdictional boundaries of the Navajo Nation. A copy of the Settlement Agreement which is presently pending the final approval of the Navajo Nation government is attached as EXHIBIT N. Buyer shall have the right to approve any changes in the Settlement Agreement from time to time from the form attached hereto as EXHIBIT N.

     9.2. BUSINESS SITE LEASES AND SUBLEASES. Upon Final Approval (as defined in Article XII.B of the Settlement Agreement) of the Settlement Agreement (hereinafter the "Final Approval"), the rental rate and term for each of the nineteen business site leases and subleases addressed by the Settlement Agreement are set forth in SCHEDULE 9.2.

     9.3.  OBLIGATIONS RETAINED BY SELLER UNDER THE SETTLEMENT
AGREEMENT.
Upon Final Approval of the Settlement Agreement, Seller shall retain the following obligations thereunder:

           9.3.1. With respect to Articles I, IV, IX, X and XI of the Settlement Agreement, Seller will retain all duties and obligations. With respect to Article IX of the Settlement Agreement, Seller has advised Buyer that the obligations thereunder become null and void with respect to any Reservation Station sold, transferred or assigned by Seller in a bona fide, arms length transaction with an unrelated party. Accordingly, Seller affirmatively represents that it does not intend to fulfill the obligations of Article IX of the Settlement Agreement following the sale to Buyer of such Stations.

           9.3.2. With respect to Article II of the Settlement Agreement, Seller will retain all duties and obligations except for those expressly transferred to or assumed by Buyer in Section 9.4.1.

           9.3.3. With respect to Articles III, V, VI and VII of the Settlement Agreement, Seller will retain all duties and obligations except for those expressly assumed by Buyer in Section 9.4.2.

           9.3.4.  With respect to Article VIII of the Settlement
Agreement, Seller will retain all duties and obligations except for those expressly transferred to or assumed by Buyer in Section 9.4.3.

     9.4. OBLIGATIONS ASSUMED BY BUYER PURSUANT TO THE SETTLEMENT AGREEMENT. Upon Final Approval of the Settlement Agreement, Buyer shall assume the following obligations thereunder:

           9.4.1. With respect to Article II of the Settlement Agreement, Buyer will accept the assignment of: (i) the financing documents referred to in Section II.C; (ii) the supply agreements referred to in Section II.D; and (iii) the accounting and management services referred to in Section II.E; and will assume the various obligations of Seller thereunder.

           9.4.2. With respect to Articles III, V, VI and VII of the Settlement Agreement, Buyer will assume the obligations of Seller with respect to the terms of the leases and subleases referred to in Sections III.D, V.D, VI.A and VII.C, respectively. Seller will make such assignment without the payment by Buyer of additional consideration following the execution of such financing documents in accordance with the terms of the Settlement Agreement.

           9.4.3. With respect to Article VIII of the Settlement Agreement, Buyer will: (i) accept the assignment of financing documents referred to in Section VIII.B.2 and VIII D and assume the obligations thereunder; (ii) accept the assignment of Seller s ownership interests in the EOC referred to in Section VIII.B.4 - 6 and assume the obligations under the operating agreement for the EOC; and (iii) assume the obligations of Seller with respect to the terms of the leases and subleases referred to in Section VIII.G.

           9.4.4. Upon assignment of 25-year Burnside and Nakai leases to Buyer, Buyer will assume the capital expenditure requirements imposed in the separate settlement documents between Seller and the Burnside and Nakai sublessors which were negotiated independent of the terms of the Settlement Agreement and are included in SCHEDULE 9.4.4.

     9.5. SELLER S REPRESENTATIONS AND WARRANTIES. Upon Final Approval of the Settlement Agreement, Seller shall represent and warrant to Buyer as follows:

           9.5.1. The execution, delivery and performance of the Settlement Agreement has been duly authorized by all necessary corporate action on the part of Seller and, to the best of Seller s knowledge, information and belief, has been executed by all necessary officials on behalf of the Navajo Nation and the BIA.

           9.5.2. To the best of Seller s knowledge, information and belief, the Settlement Agreement, as executed, is in full force and effect and constitutes the legal, valid and binding obligations of Seller and the Navajo Nation enforceable against them in accordance with its terms.

           9.5.3. The rental rate and the term of each of the business site leases and subleases set forth in SCHEDULE 9.2 accurately reflect the existing provisions of such leases and subleases. To the best of Seller s knowledge, information and belief, such leases and subleases are in full force and effect and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by Seller under the provisions thereof.

           9.5.4. After execution of the Settlement Agreement, Seller will initiate all steps required by the Navajo Nation and the BIA with respect to the transfer of the business site leases and subleases addressed by the Settlement Agreement from Seller to Buyer on the same terms as set forth in
SCHEDULE 9.2.

     9.6.  INDEMNIFICATION.

           9.6.1. Seller shall indemnify, defend and hold harmless Buyer and its employees from and against all damages, losses, costs, expenses, and liabilities (including all reasonable attorneys fees and court costs incurred by Buyer) arising out of or resulting from the failure of Seller or its agents, advisors or employees to perform any of their obligations and duties retained under the Settlement Agreement.

           9.6.2. Buyer shall indemnify, defend and hold harmless Seller and its employees from and against all damages, losses, costs, expenses, and liabilities (including reasonable attorneys fees and court costs incurred by Seller) arising out of or resulting from the failure of Buyer or its agents, advisors or employees to perform any of their obligations and duties assumed under the Settlement Agreement and the separate Burnside and Nakai sublessor settlements.

                                10.
                     ENVIRONMENTAL OBLIGATIONS

     10.1  SELLER'S OBLIGATIONS.

           10.1.1  Seller shall be responsible and liable for:

                   10.1.1.1. Environmental Claims and Liabilities relating to the Assets or the Businesses related thereto that are known to Seller on or before the date Buyer takes possession of such Assets (the "Possession Date");

                   10.1.1.2. Environmental Claims and Liabilities arising out of, or in any manner relating to, the condition of the Assets prior to the Possession Date, or the ownership or operation of the Assets or the Businesses related thereto by Seller or any other Person prior to the Possession Date, that are identified in one or more Environmental Notices delivered by Buyer to Seller on or before four (4) years after the Possession Date. Seller agrees to keep confidential any such Environmental Notices, and any nonpublic information contained therein or attached thereto ("Environmental Notice Information") in accordance with Section
10.1.3 of this Definitive Agreement;

                   10.1.1.3. Environmental Claims and Liabilities arising out of, or in any manner relating to, any Contaminants that were Released prior to the Possession Date and are not located on the Assets ("Off Site"), including, but not limited to, any Contaminants Released prior to the Possession Date that migrate or have migrated off of the Assets and Contaminants that were transported off of the Assets for treatment, storage, or disposal;

                   10.1.1.4. Fines and penalties (not including on-site Remediation costs discovered within the four year period after the Possession Date) levied or assessed under any Environmental Law that arise out of, or in any manner relate to, the condition of the Assets prior to the Possession Date, or the ownership or operation of the Assets or the Businesses related thereto by Seller or any other Person prior to the Possession Date;

                   10.1.1.5. Claims alleging injury to human health arising out of, or in any manner relating to, Contaminants that were Released on, at, or onto the Assets prior to the Possession Date, or Released Off Site prior to the Possession Date, including, but not limited to, any such Contaminants that have migrated off of the Assets; and

                   10.1.1.6. Claims made by third parties (including any of Seller s employees, but excluding Governmental Authorities) arising out of, or in any manner relating to, activities associated with, or their presence on, the Assets prior to the Possession Date.

           10.1.2. Seller hereby agrees to indemnify, defend and hold harmless Buyer from any Environmental Claims and Liabilities for which Seller is responsible and liable under this Section 10.1; provided, however, if the costs associated with a particular Station s Remediation, for which Seller is responsible and liable under this Section 10.1, after taking into account UST funds available to Seller, exceed the purchase price allocated to that particular Station pursuant to SCHEDULE 4.1, Seller may at its option on or before four (4) years after the Possession Date, and so long as Buyer still owns the Station, remove such Station from the transaction, unless Buyer assumes the excess Remediation costs of such Station over the purchase price allocated thereto. Seller shall give Buyer written notice of Seller s intent to remove the Station from the transaction and shall refund to Buyer, within thirty (30) days of such notice, all funds previously paid by Buyer for such Station. Concurrently with the repayment of such funds, Buyer shall transfer the Station and related Associated Assets back to Seller in as good condition as received, reasonable wear and tear excepted, with the same representations and warranties that were given by Seller to Buyer. In such event, at Buyer s election, such Station shall become subject to a consignment agreement or if Buyer prefers a Supply Agreement for a period of ten (10) years; provided that in any event Seller may not use any of the names sold to Buyer hereunder. In the event that Buyer selects a consignment agreement, the parties shall negotiate in good faith a reasonable pumping fee payable to Seller that is in an amount customary in the industry. Any disputes between the parties as to the amount of the pumping fee shall be settled by arbitration in accordance with Section 25.2. Further, transfer of a Station back to Seller shall not relieve Seller of its obligations to indemnify, defend and hold harmless Buyer from any Environmental Claims and Liabilities relating to that Station for which Seller is responsible and liable under this Section 10.1.

           10.1.3. Seller agrees, on behalf of itself and its successors, assigns, agents, advisors, and employees, as follows:

                    10.1.3.1. The Environmental Notice Information is and shall remain strictly confidential and Seller, its agents, advisors, and employees, shall not release any such items or disclose any such information to any other Person without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

                    10.1.3.2. Seller agrees to indemnify, defend and hold harmless Buyer and its employees from and against all damages, losses, costs, expenses, and liabilities (including reasonable attorneys fees and court costs incurred by Buyer) arising out of or resulting from the failure of Seller or its agents, advisors or employees to perform any of their obligations under the terms of this Section 10.1.3.

     10.2.  BUYER S OBLIGATIONS.

            10.2.1. Buyer shall be responsible and liable for all Environmental Claims and Liabilities arising out of Buyer s operation of the Assets subsequent to the Possession Date, with the exception of any Environmental Claims and Liabilities for which Seller is responsible and liable pursuant to Section 10.1 of this Definitive Agreement including, but not limited to, Environmental Claims and Liabilities arising out of: (1) any Remediation activities conducted by Seller, or by any Person on Seller s behalf, after the Possession Date; and (2) any Remediation activities conducted by any other Person (including Governmental Authorities) that arise out of or relate to any Environmental Claims and Liabilities for which Seller is responsible and liable pursuant to Section
10.1 of this Definitive Agreement. After the expiration of four (4) years from the Possession Date, Buyer shall be and remain responsible and liable for any and all Environmental Claims and Liabilities not identified in one or more Environmental Notices delivered to Seller within such four (4) year period, with the exception of those Environmental Claims and Liabilities set forth in Section 10.1.1.1, Sections 10.1.1.3 through 10.1.1.6, and
Section 11.7 for which Seller shall continue to be responsible and liable.

            10.2.2. Buyer hereby agrees to indemnify, defend, and hold harmless Seller from any such Environmental Claims for which Buyer is responsible and liable under this Section 10.2.

     10.3. ENVIRONMENTAL ASSESSMENTS/REMEDIATION. Seller shall be and remain responsible and liable for: (1) any Remediation commenced prior to the Possession Date arising out of, or in any manner relating to, the Assets; (2) the performance of any Phase II environmental assessments relating to the Assets that are required by any agreement between Seller and any Governmental Authority (including the Navajo Nation), as well as any Remediation arising out of such assessments; and (3) any other Remediation required by Environmental Law or by any Governmental Authority in connection with Environmental Claims and Liabilities for which Seller is responsible and liable in accordance with Section 10.1 of this Definitive Agreement. Any Remediation activities conducted by Seller, or by any Person on Seller s behalf, will be undertaken in accordance with all applicable Environmental Laws. Seller will be responsible and liable for any Contamination generated or otherwise associated with post-Possession Date Remediation activities, and shall be the owner of any such Contamination. Seller shall be considered the "generator" of any Contamination generated in connection with any Remediation activities conducted by Seller, or by any Person on Seller s behalf, and agrees that any Contamination associated with any such activities will be treated, stored, transported, and disposed of in accordance with all applicable Environmental Laws. Seller agrees to use its Best Efforts to complete any Remediation for which it is responsible under this Definitive Agreement as quickly as possible within the constraints of all applicable Environmental Laws. Buyer shall give Seller reasonable access to the Assets after the Possession Date for the purpose of conducting required Remediation activities. Seller will minimize any interference with or disruption of Buyer s operation of the Assets in connection with Remediation activities. Seller will indemnify, defend and hold harmless Buyer from any Claims arising in any way from Remediation activities for which Seller is responsible, except to the extent such Claims are caused by the negligence or willful misconduct of Buyer.

     10.4. ENVIRONMENTAL REPORTS. Within ten (10) days after execution of this Definitive Agreement by the parties, Seller shall provide Buyer with a copy of all reports in Seller s possession or control that have been submitted to Governmental Authorities prior to the Closing in connection with both completed and ongoing Remediation activities relating to the Assets, as well as with a copy of any documents authorizing Seller or any predecessor in interest to cease or discontinue Remediation at any Asset, specifying that any Asset at which Remediation has taken place has attained closure status, or otherwise indicating that no further Remediation is required at an Asset. Seller shall provide Buyer in a timely manner with a copy of all correspondence (including reports) in Seller s possession or control that has been submitted to or received from any Governmental Authority after the Possession Date in connection with the Remediation of Contamination for which Seller is responsible under this Definitive Agreement.

     10.5. ENVIRONMENTAL RELEASES AFTER THE POSSESSION DATE. In the event of a Release of Contaminants by Buyer that commingles with Contamination for which Seller is responsible under Section 10.1, the parties will agree on a means to coordinate or split Remediation activities and costs, taking into account such factors as: (1) the amount of Contaminants released; (2) the toxicity and mobility of such Contaminants; (3) applicable federal, state, tribal and local action levels; and (4) the costs a party would incur to Remediate Contamination for which it is responsible under this Definitive Agreement to levels satisfactory to Governmental Authorities having jurisdiction in the absence of Contamination for which the other party is responsible under the Definitive Agreement. In the event the parties cannot reach agreement, the matter shall be submitted to arbitration in accordance with Section 25.2.

     10.6. ACCESS TO ASSETS. Seller agrees to provide Buyer with reasonable access to the Assets prior to the Closing for the purpose of examining their environmental condition and their compliance with Environmental Law. Seller shall permit Buyer to conduct soil, air, and groundwater sampling in connection with its examination of the Assets. Buyer agrees to indemnify, defend and hold harmless Seller and its agents from and against all damages, losses, costs, expenses, and liabilities (including reasonable attorneys fees and court costs incurred by Seller) arising out of or resulting from negligence or the willful misconduct of Buyer when examining the Assets.

     10.7. ACCESS TO RECORDS. Seller will give Buyer access (both prior and subsequent to the Closing) to all reports, correspondence, data, records, documents, and other information (including, but not limited to, tank inventory records) that in any manner pertain to the environmental condition of the Assets or their compliance with Environmental Laws ("Environmental Records"). Seller shall retain all Environmental Records for the Assets for one (1) year after the Closing. Buyer will be entitled to make copies of any such Environmental Records at its expense. Buyer agrees to keep confidential any nonpublic information provided to it in accordance with Section 6.6 of this Definitive Agreement.

     10.8. ACCESS TO TESTS. Within ten (10) days after execution of this Definitive Agreement by both of the parties, Seller agrees to provide Buyer with a copy of the Statistical Inventory Reconciliation ("SIR") system data maintained by Seller, the results of the most recent tightness tests, the most recent line leak detector tests, and, in the case of pipeline systems and steel underground storage tank systems, the most recent cathodic protection tests that have been conducted in accordance with applicable Environmental Law for all above ground storage tanks, underground storage tanks, and piping associated with such tanks, that are part of the Assets. Seller represents and warrants that none of the tests are older than the most recent testing date required by Environmental Law.

     10.9. REPORTS OF RELEASES. Within ten (10) days after execution of the Definitive Agreement, Seller will provide Buyer with copies of all documents which Seller has in its possession or control notifying the appropriate Governmental Authorities and third parties, in accordance with applicable Environmental Laws, of Releases of Contaminants associated with the Assets.

     10.10. USE OF ENVIRONMENTAL REPORTS, RECORDS AND TESTS. Any and all environmental information or data provided to Buyer by Seller prior to Closing or generated by Buyer as a part of its examination of Assets prior to Closing shall be subject to the same use restrictions as set out in
Section 6.5 of this Definitive Agreement and shall be kept confidential in accordance with the terms of Section 6.6 of this Definitive Agreement.

     10.11. SELLER S REMEDIATION. By no later than ten (10) business days prior to the Possession Date, Seller shall remove from the Assets any and all Contaminants, residues and other wastes that are located or stored in tanks, barrels, or other storage containers at the Assets (including associated storage containers) and shall also remove any soil or other media containing Contaminants that is being stored on the Assets in connection with Remediation activities, other than products used or offered for sale at the Assets in the normal course of Seller s business. Seller agrees that any such Contaminants, residues, soil, contaminated media, and other wastes will be treated, stored, transported and disposed of in accordance with applicable Environmental Laws.

                                11.
           ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

     11.1. ENVIRONMENTAL COMPLIANCE. Seller represents and warrants that, to the best of its knowledge, information and belief, it is in substantial compliance with all Environmental Laws that in any manner pertain to the Assets, to the activities of Seller thereon, or to the transactions contemplated by this Definitive Agreement, except as to matters identified by Seller on SCHEDULE 11.1.

     11.2. KNOWLEDGE OF RELEASES. Seller represents and warrants that, to the best of its knowledge, information and belief, all Releases of Contaminants at the Assets that are required to be reported in accordance with applicable Environmental Laws, except for Releases that have been Remediated or otherwise addressed to the satisfaction of the appropriate Governmental Authorities as evidenced by written documentation from said Governmental Authorities, are identified by Seller on SCHEDULE 11.2.

     11.3. REPORTS OF RELEASES. Seller represents and warrants that, to the best of its knowledge, information and belief, it has reported to the appropriate Governmental Authorities and third parties in accordance with applicable Environmental Laws all Releases of Contaminants associated with the Assets which are required to be reported.

     11.4. UPGRADE AND RECLAMATION COSTS. Seller represents and warrants that, to the best of its knowledge, information and belief, the information contained on that certain document captioned "Upgrade & Reclamation Costs by Site", a copy of which is attached as SCHEDULE 11.4, is complete and accurate.

     11.5. ENVIRONMENTAL PERMITS. Seller represents and warrants that, to the best of its knowledge, information and belief, all permits, licenses, approvals and other governmental authorizations that in any manner pertain to the environment ("Environmental Permits"), and that are required for the Assets, for any activities of Seller on the Assets, or for the Businesses have been obtained, are presently in effect, and are listed on SCHEDULE
11.5 to this Definitive Agreement. Seller further represents and warrants that it is in substantial compliance with all such Environmental Permits.

     11.6. ENVIRONMENTAL MATTERS. Seller represents and warrants that, except as identified on SCHEDULE 11.6, it is not party to any litigation, investigation, notice of violation, or other legal action involving or pertaining to any matter concerning the environment ("Environmental Matter") that relates to the Assets or the Businesses, and, to the best of its knowledge, information and belief, no such action is threatened or pending. For purposes of this Definitive Agreement, Environmental Matters include: (1) any alleged violation of Environmental Law, including, but not limited to, any alleged failure to have an Environmental Permit; (2) any matter relating to the Release or threatened Release of any Contaminant;
(3) any matter relating to the Remediation of any Contaminant; and (4) any matter relating to the manufacture, distribution, use, handling, generation, emission, treatment, storage, recycling, transportation, or disposal of any Contaminant.

     11.7. GOVERNMENTAL RESPONSE/CLEANUP FUNDS. Seller represents and warrants that, to the best of its knowledge, information and belief, in the event of a Release of Contaminants at any of the Assets (regardless of whether the Release occurs before or after the Possession Date), the owner and/or operator of the Assets would not be disqualified from receiving reimbursement from any governmental fund created to provide financial assurance for activities associated with underground storage tank Releases (such as the corrective action fund created under the New Mexico Ground Water Protection Act (the "Fund") and similar state funds) as a result of any of Seller s actions, or as a result of Seller s failure to take any action. In the event that a Governmental Authority denies a request by Buyer (including Persons acting on Buyer s behalf) for reimbursement from the Fund because Seller has allegedly violated an Environmental Law, Buyer shall promptly give notice to Seller in writing of the existence of such denial. Within seven (7) days after receipt of Buyer s notice, Seller shall either reimburse Buyer the amount requested, to the extent otherwise allowable under the Fund, or inform Buyer that Seller will contest the denial on Buyer s behalf. Seller shall diligently pursue reversal of the denial. In the event Seller desires to contest the denial, but is precluded from contesting said amount on Buyer s behalf, Buyer shall diligently pursue reversal of the denial and Seller shall reimburse Buyer for Buyer s reasonable costs and expenses in pursuing said matter. In the event that Seller or Buyer is not successful in reversing the Governmental Authority s denial within one (1) year after Seller s receipt of Buyer s notice, Seller shall reimburse Buyer the amount requested, to the extent otherwise allowable under the Fund. At Seller s request, Buyer shall provide Seller with all invoices and other documentation submitted to the Governmental Authority in connection with Buyer s request for reimbursement.

     11.8. UNDERGROUND STORAGE TANK REGISTRATIONS. Seller represents and warrants that, within ten (10) days after execution of this Definitive Agreement by both of the parties, it will provide Buyer with a copy of all underground storage tank registrations required by Governmental Authorities that pertain to the Assets, and that to the best of Seller s knowledge, information and belief, the information contained on these registrations is complete and accurate. Notwithstanding anything in Section 10.1 to the contrary, in the event Buyer removes any underground storage tank for which it has received a registration from Seller in accordance with this Section 11.8, Buyer shall pay for the cost of tank removal. Seller, however, shall not be relieved of any of its other responsibilities and liabilities under said Section 10.1, including, but not limited to, any liability for Remediation of Contamination discovered during removal of the tank.

     11.9. ENVIRONMENTAL COMPLIANCE OF EQUIPMENT. Seller represents and warrants that, to the best of its knowledge, information and belief, all Equipment to be delivered to Buyer, including above ground storage tanks, underground storage tanks, and piping associated with such tanks, is in substantial compliance with all applicable Environmental Laws, and can be operated in the ordinary course of business in substantial compliance with all applicable Environmental Laws.

     11.10. COMPLIANCE WITH 1998 UST STANDARDS. Seller represents and warrants that, except as identified by Seller on SCHEDULE 11.10, all of the underground storage tanks and associated piping located at the Assets are in compliance with all applicable underground storage tank requirements of Governmental Authorities that become effective in 1998.

     11.11. NATIONAL PRIORITIES LIST. Seller represent and warrant that, to the best of its knowledge, information and belief, none of the Assets are listed or included on the National Priorities List (prepared by the United States Environmental Protection Agency pursuant to Section 105 of the Comprehensive Environmental Response, Compensation, and Liability Act) or the inventory of CERCLA sites maintained by CERCLIS (the CERCLA Information System) or any state counterparts to these lists.

                                  12.
                     NO ASSUMPTION OF LIABILITIES

     12.1 SELLER. Buyer is only purchasing, leasing or managing the Assets pursuant to this Definitive Agreement and Buyer is not assuming any of Seller s obligations and liabilities related to the Assets or the ownership or operation thereof, except as expressly provided herein.
Except as provided in the Master Lease and Option Agreement and the Management Agreement, Seller shall remain responsible for all Claims not expressly assumed by Buyer herein, whether known or unknown, arising from or related to ownership of the Assets, operation of the Assets, the conduct of Businesses, or any activity of Seller or others, including such Claims which are occasioned by the transactions contemplated by this Definitive Agreement and the Ancillary Agreements, or the ownership or any activity of Seller, at or before Closing. Except as expressly provided herein, Seller shall indemnify, defend and hold harmless Buyer from and against all Claims not expressly assumed by Buyer herein or arising from Seller s acts or omissions prior to Closing.

     12.2. BUYER. Except as expressly provided herein, Buyer shall be responsible for all Claims, whether known or unknown, arising from ownership or operation of the Assets by Buyer, the conduct of Buyer's business, any obligations of Seller expressly assumed by Buyer pursuant to this Definitive Agreement, or any activity of Buyer from and after the Possession Date. Except as expressly provided herein, Buyer shall indemnify, defend and hold harmless Seller from and against all Claims assumed by Buyer or arising from Buyer s acts or omissions subsequent to the Possession Date.

                                  13.
                REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     13.1. ORGANIZATION AND GOOD STANDING. Thriftway Marketing Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. Clayton Investment Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New Mexico. Seller is duly qualified to carry on its business in the States of Arizona, Colorado, Utah, Texas, Wyoming and, to the best of Seller s knowledge, information and belief, on the Navajo, Zuni, and Southern Ute Indian Reservations.

     13.2. POWER AND AUTHORITY. Seller has all requisite corporate or partnership power and authority to carry on the Businesses as presently conducted, to enter into this Definitive Agreement, to sell and/or lease the Assets on the terms described in this Definitive Agreement, and to perform its obligations under this Definitive Agreement. The consummation of the transactions provided for in the Definitive Agreement will not violate, nor be in conflict with, any provision of Seller s charter, bylaws, partnership agreement or governing documents, or any agreement or instrument to which Seller or the Assets are a party or are bound, or any Laws applicable to Seller or the Assets.

     13.3. AUTHORIZATION OF TRANSACTIONS. The execution, delivery and performance of this Definitive Agreement, the Ancillary Agreements and the transactions provided for herein and therein, have been duly authorized by all necessary corporate or partnership action on the part of Seller.

     13.4. BINDING OBLIGATIONS. This Definitive Agreement has been duly executed and delivered on behalf of Seller, and at the Closing Date the Ancillary Agreements and all other documents and instruments required to be executed and delivered by Seller shall have been duly executed and delivered. This Definitive Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws relating to or affecting the enforcement of creditors rights generally and to general principles of equity.

     13.5.  TAXES.

            13.5.1. TAXES, ASSESSMENTS AND VALUATIONS. All taxes, including without limitation all ad valorem, property, excise, gross receipts, transaction privilege, sales, use, assessments, special assessments, possessory interest, business activity, severance, payroll, employment, unemployment compensation and other governmental charges and assessments, together with any and all interest and penalties, (collectively "Taxes") that would result in an Encumbrance on the Assets or otherwise affect title thereto or that Buyer (as the owner or operator of the Assets and Businesses after Closing) would be responsible for after Closing that have become due and payable have been properly and timely withheld, collected, deposited, and paid prior to becoming delinquent, or are being contested in good faith in the normal course of business. Any such Taxes which are being so contested are described on SCHEDULE 13.5.1, and Seller shall continue to be responsible therefor. Except as provided in the Master Lease and Option Agreement and the Management Agreement, Seller shall indemnify, defend and hold harmless Buyer from and against all Taxes that are or become due or that relate to periods prior to Closing.

            13.5.2. REASSESSMENTS AND REEVALUATIONS. To the best of Seller s knowledge, information and belief, Seller is not aware of any proposed reassessments or reevaluations of any of the Assets, any imposition of additional assessments or special assessments, or any other proposals that would increase the amount of any Taxes relating to the Assets or the business conducted with the Assets.

     13.6. CONDITION OF ASSETS. The Stations and their associated Facilities and Equipment shall be operating in the ordinary course of business at the Closing, and the Assets shall be in at least as good condition and repair on the Closing Date as they are on the date of this Definitive Agreement, reasonable wear and tear excepted.

     13.7. LITIGATION. Except for those matters listed on SCHEDULE 11.6 and SCHEDULE 13.7, no suit, action, investigation, material dispute or other proceeding is pending or, to the best of Seller s knowledge, information and belief, threatened before any Governmental Authority relating in any way to the Assets or the use, operation or enjoyment of the Assets or the Businesses, or relating in any way to the subject matter of this Definitive Agreement or the transactions contemplated hereby.

     13.8.  COMPLIANCE WITH LAWS.

            13.8.1. The execution and delivery of this Definitive Agreement does not, and the consummation of the transactions contemplated by this Definitive Agreement and the Ancillary Agreements and the compliance with the terms, conditions and provisions of this Definitive Agreement by Seller will not (i) conflict with or result in a breach of or constitute a default (or an event which might, with the giving of notice or passage of time or both, constitute a default) under any of the terms, conditions, or provisions of any indenture, mortgage, loan, or credit agreement or any other agreement or instrument to which Seller is a party or by which Seller or any of the Assets may be bound or affected, or any judgment or order of any Governmental Authority or any applicable Law, (ii) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Assets or give to others any interests or rights therein, (iii) result in the maturation or acceleration of any Liability (or give others the right to cause such an acceleration), or (iv) result in the termination of or loss of any material right (or give others the right to cause such a termination or loss) under any Contract to which Seller is party or by which it or the Assets may be bound.

            13.8.2. All requirements of the Law relating to the Assets, the Businesses or the ownership or operation thereof as they are now owned and operated, and as they have been owned and operated on a historical basis, have been complied with in all material respects. Except for those matters listed on SCHEDULE 11.6, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to the best of Seller s knowledge, information and belief threatened by any Governmental Authority or other Person which remains unresolved (i) with respect to any alleged violation by Seller of any Law (including, but not limited to, any Environmental
Law), or (ii) with respect to any alleged failure by Seller to have any Permit, certificate, License, approval, registration, or authorization required in connection with its Businesses.

     13.9.  CONTRACTS COMPLIANCE.

            13.9.1. Except as described on SCHEDULE 13.9.1 and except for agreements which have been fully performed by all parties thereto, Seller is, to the best of its knowledge, information and belief, not party to or bound by any material Contract, or commitment of any kind, oral or written, formal or informal (including without limitation mortgages, agreements relating to the borrowing of money, employment and consulting agreements, franchise agreements, agreements relating to present or future provision of petroleum products, Intellectual Property agreements, agreements relating to granting or obtaining of easements or rights-of-way, collective bargaining agreements, powers of attorney, distribution arrangements, contracts or orders for future purchase or delivery of goods or rendition of services, bonus, pension, or retirement plans, accrued vacation pay and group insurance and welfare agreements).

            13.9.2. All Contracts being acquired by Buyer are, to the best of Seller s knowledge, information and belief, in full force and effect. Seller has complied with and, to the best of Seller s knowledge, information and belief, the other party to such Contracts has substantially complied with, the provisions of such Contracts and neither Seller nor the other party to such Contracts are in material default under any of the terms thereof, and no event has occurred that with the giving of notice or the passage of time or both would constitute a default by Seller or the other party to such Contracts under any provision thereof.

            13.9.3. To the best of Seller s knowledge, information and belief, all leases/subleases are in full force and effect, have not been modified or amended (except where disclosed in writing by Seller), and are free of any Encumbrances. To the best of Seller s knowledge, information and belief, and except for the Navajo leases/subleases discussed in Section 9, no leases/subleases are in default, and no events have occurred which with the giving of notice or the passage of time, or both, could cause any such leases/subleases to be in default. Further, to the best of Seller s knowledge, information and belief, all rents and sums due under any leases/subleases have been paid or will be paid through the date of Closing.

     13.10. CONSENTS. As of the Closing for any Asset, all required Consents, approvals, or authorizations of, or registrations or filings with, any Person, including any trustees or holders of indebtedness or obligations of Seller (collectively, "Lenders"), or Governmental Authority, in connection with the execution and delivery of this Definitive Agreement or the consummation of the transactions contemplated hereby, shall have been obtained by Seller at Seller s cost and expense, except that any and all costs and expenses incurred in obtaining approvals for transfers of Liquor Licenses shall be borne by Buyer. Transfer fees for fast food franchises shall be borne equally by Seller and Buyer, provided that Buyer s maximum obligation shall be $12,500.

     13.11.  INTANGIBLE PROPERTY.

             13.11.1. Except as described on SCHEDULE 13.11.1, the operation of the Assets and the Permits, Licenses and Intellectual Property Rights used in connection therewith do not infringe on any valid patent, copyright, tradename or other right held by any third party in any material respect. To the best of Seller s knowledge, information and belief, no claim by any third party contesting the validity, enforceability, use or ownership of the Permits, Licenses and Intellectual Property Rights is pending or threatened.

             13.11.2. To the best of Seller s knowledge, information and belief, all Permits and Licenses necessary or proper for Seller s ownership, lease, operation or use of the Assets are in place and in full force and effect.

     13.12. IMPROVEMENTS. To the best of Seller s knowledge, information and belief, the construction, use and operation of all Improvements located on the Assets conform to all material provisions of all applicable building, zoning, safety, fire, environmental and health Laws (including, but not limited to, underground storage tank regulations), and other Laws, Permits, Licenses and certificates and all restrictions and conditions affecting title or insurability of Improvements.

     13.13.  CONDUCT OF BUSINESS.

             13.13.1. Except as disclosed in SCHEDULE 13.13.1, since January 1, 1997, Seller has not, to the best of Seller s knowledge, information and belief, experienced any Material Adverse Effect with respect to any of the Assets, Businesses, operations or financial position of Seller, taken as a whole.

             13.13.2. Except as disclosed in SCHEDULE 13.13.2, Seller is not, to the best of Seller s knowledge, information and belief, a party to any Contracts, or subject to any Law to which Buyer will be subject, which would have a Material Adverse Effect on the Assets or the Business of Seller, taken as a whole.

     13.14. CAPITAL PROJECTS. SCHEDULE 13.14 contains a listing of all material capital projects being conducted or proposed (i.e., budgeted or approved) to be conducted in relation to the Assets, together with the estimated costs thereof and the estimated cost remaining to be paid for completion.

     13.15. UTILITIES. Buyer shall have access and the right to use, subject to Buyer s payment of all applicable costs or fees, all gas, electricity, water, sanitation, sewer and other utilities necessary or historically used for the operation of the Assets and the Businesses.

     13.16. FINANCIAL STATEMENTS. SCHEDULE 13.16 sets forth (i) audited financial statements of Thriftway Marketing Corp. as of the close of its fiscal years ended December 31, 1994, 1995 and 1996, (ii) unaudited financial statements of Thriftway Marketing Corp. as of March 31, 1997,
(iii) unaudited financial statements of Clayton Investment Company for the years ended December 31, 1994, 1995 and 1996 and as of March 31, 1997, and
(iv) profit and loss statements for Thriftway Marketing Corp. and Clayton Investment Company for the three months ended March 31, 1997. These financial statements, together with the notes thereto, and the profit and loss statements are complete and correct in all material respects, do not contain or reflect any material inaccuracies or discrepancies, and present fairly the financial position and the results of operations of Seller as of the dates and for the periods indicated subject, in the case of unaudited statements for 1997, to customary year-end adjustments. The financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Since December 31, 1996, there has not been any change in operations, Assets or Businesses which would have a Material Adverse Effect.

     13.17. SUMMARY OF OPERATIONS. SCHEDULE 13.17 sets forth a financial summary of operations of the Businesses for the periods indicated prepared from the books and records of Seller. To the best of Seller s knowledge, information and belief, such financial summary (taking into consideration all notes and explanations contained therein) fairly represents the results of operations for the periods indicated in all material respects. Since the last period indicated in such financial summary, there has not been any change in the Assets or the Businesses which would have a Material Adverse Effect.

     13.18. WATER RIGHTS. To the best of Seller s knowledge, information and belief, SCHEDULE 2.1.6 sets forth a complete and accurate description of the water and water rights used by Seller in connection with the Assets.

     13.19. CLAIMS AGAINST TITLE. Subject to Permitted Exceptions, Seller has all good and marketable title necessary to own, use or operate the Assets and no claim or demand has been made or asserted challenging
Seller s title, ownership, use or operation of the Assets.

     13.20. CONDEMNATION. Except as set out in SCHEDULE 13.20, there are no material condemnation, expropriation, eminent domain, or similar proceedings pending, and, to the best of Seller s knowledge, information and belief, no such proceedings are threatened affecting any of the Assets. Seller has not received any written notice for assessments for public improvements against the real property on which any Station is located which remain unpaid, and, to the best of Seller s knowledge, information and belief, no such assessments have been proposed.

     13.21. NON-FOREIGN PERSON. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code).

     13.22. NECESSARY ASSETS. The Assets together with the assets described in the Associated Purchase and Sale Agreements constitute and include all gasoline service stations and convenience stores, refinery tankage and associated pipeline assets, crude oil or products storage facilities, terminals, racks, transportation assets, mobile homes, trucks and trailers, motor vehicles, liquor licenses, contract rights, franchise rights, real property, water rights, personal property, intangible property and other assets associated with, related to, or used in connection with the service station and convenience store businesses, transportation businesses, refinery businesses, businesses involved in the purchase or sale of petroleum products and all related businesses of Seller, any "Seller" in the Associated Purchase and Sale Agreements, and the Persons identified in Section 3.5 and any entity in which they have an interest, in the States of Arizona, New Mexico, Colorado, and Utah, except for the Excluded Assets and any "Excluded Assets" in the Associated Purchase and Sale Agreements. Except for the Excluded Assets and any "Excluded Assets" in the Associated Purchase and Sale Agreements, such assets include all transferable assets necessary for owning and operating all of such assets, and all of such businesses as they are currently being operated and as they have been operated on a historical basis.

     13.23. BENEFIT PLANS. Except as set forth in SCHEDULE 13.23, Seller has no benefit plans, other than medical benefit plans, for its employees.

     13.24. BROKERAGE. Seller has not made any agreement or taken any other action which may cause any Person to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder, and Seller shall indemnify, defend and hold harmless Buyer from and against any commissions or fees owed any broker or agent claiming entitlement thereto by reason of Seller s agreements or actions.

     13.25.  DISCLOSURE.

             13.25.1. Except as disclosed herein, and to the best of Seller s knowledge, information and belief, Seller is not aware of any facts pertaining to Seller, the Assets or the Businesses which would have a Material Adverse Effect and which have not been disclosed in this Definitive Agreement.

             13.25.2. Except as disclosed herein, and to the best of Seller s knowledge, information and belief, no representation or warranty by Seller in this Definitive Agreement, and no information provided by Seller to Buyer, and no exhibit, document, affidavit, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Buyer with proper information as to Seller and the Assets and Seller s ability to perform its obligations under this Definitive Agreement.

                                14.
               REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     14.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and Buyer is, or will be at the Closing Date duly qualified to carry on its business in the States of New Mexico, Colorado, Utah and, to the best of its knowledge, information and belief, on the Navajo, Zuni, and Southern Ute Indian Reservations.

     14.2. POWER AND AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Definitive Agreement, to purchase and/or lease the Assets on the terms described in this Definitive Agreement, and to perform its obligations under this Definitive Agreement. The consummation of the transactions provided for in this Definitive Agreement will not violate, nor be in conflict with, any provision of Buyer s charter, bylaws or governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any Laws applicable to Buyer.

     14.3. AUTHORIZATION OF TRANSACTIONS. The execution, delivery and performance of this Definitive Agreement, the Ancillary Agreements and the transactions provided for herein and therein, have been duly authorized by all necessary corporate action on the part of Buyer.

     14.4. BINDING OBLIGATIONS. This Definitive Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing Date the Ancillary Agreements and all other documents and instruments required to be executed and delivered by Buyer shall have been duly executed and delivered. This Definitive Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar Laws relating to or affecting the enforcement of creditors rights generally and to general principles of equity.

     14.5. NO BREACH. Neither the execution and delivery of this Definitive Agreement by Buyer, nor the performance by Buyer of Buyer's obligations contained in this Definitive Agreement, nor the fulfillment of the terms, provisions and conditions of this Definitive Agreement by Buyer
(i) requires any approval of the shareholders of Buyer, (ii) requires any approval or consent of any trustee or holders of any indebtedness or obligations of Buyer, (iii) contravenes any law or any government rule, regulation, or order binding on Buyer, (iv) violates, or is in conflict with, any provision of Buyer s Articles of Incorporation, Bylaws, charter or any other governing documents, or (v) contravenes the provisions of, or constitutes an event of default under, any indenture, mortgage, contract, or other agreement, judgment, decree, order, statute, rule or regulation to which Buyer is a party or by which Buyer is affected or bound.

     14.6. DUE DILIGENCE. Buyer is a sophisticated investor, knowledgeable and experienced in the financial and business risks attendant to investments in real property and business assets, and is capable of evaluating the merits and risks of an investment in the Assets and the Businesses.

     14.7. INSPECTION OF ASSETS. Buyer will inspect the Stations pursuant to Section 6. Except as otherwise provided in this Definitive Agreement or the Ancillary Agreements, and, subject to the provisions of this Definitive Agreement and the Ancillary Agreements, Buyer will accept conveyances of the Stations in their physical condition on the date of this Agreement, reasonable wear and tear excepted.

     14.8. ASSUMPTION OF OBLIGATIONS AND DUTIES UNDER CONTRACTS. As Seller s successor in interest under the Contracts transferred hereunder, Buyer shall assume all of the obligations and duties of Seller arising out of such Contracts from and after the Closing, except as may be provided otherwise herein or in the Ancillary Agreements. Buyer shall indemnify, defend and hold harmless Seller and its agents from and against all damages, losses, costs, expenses, and liabilities (including reasonable attorneys fees and court costs incurred by Seller) arising out of or resulting from the failure of Buyer or its agents, advisors or employees to perform any of Buyer s obligations and duties under the aforementioned Contracts.

     14.9. BUYER S CAPACITY. Buyer has access to sufficient funds to (i) perform all of Buyer s obligations under this Definitive Agreement, the Ancillary Agreements, and the other instruments and documents required or contemplated hereunder at the times required herein, and (ii) consummate the transactions provided for herein and therein at the times required. Buyer presently has access to sufficient and current funds to close this entire transaction and it is not using this transaction as a financing device to acquire Seller s Assets.

     14.10. BROKERAGE. Buyer has not made any agreement or taken any other action which may cause any Person to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder, and Buyer shall indemnify, defend and hold harmless Seller from and against any commissions or fees owed any broker or agent claiming entitlement thereto by reason of Buyer's agreements or actions.

     14.11.  DISCLOSURE.

             14.11.1. Except as disclosed herein, and to the best of Buyer s knowledge, information and belief, Buyer is not aware of any facts pertaining to Buyer or its operations or business which would adversely effect Buyer s ability to perform its obligations under this Definitive Agreement.

             14.11.2. Except as disclosed herein, and to the best of Buyer s knowledge, information and belief, no representation or warranty by Buyer in this Definitive Agreement, and no information provided by Buyer to Seller, and no document, affidavit, statement, certificate or schedule furnished or to be furnished to Seller, pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Seller with proper information as to Buyer and its ability to perform its obligations under this Definitive Agreement.

                                15.
                             COVENANTS

     15.1  COVENANTS OF SELLER AND BUYER.

           15.1.1. H-s-r act filing. As soon as practical after the date hereof, but in no event later than five (5) Business Days after the date hereof, Seller and Buyer shall each submit all necessary filings in connection with the transactions provided for in this Definitive Agreement under the H-S-R Act. Except for the filing fee which shall be shared equally by Seller and Buyer, each party shall be responsible for any other costs and expenses that it incurs in connection with any H-S-R Act application.

           15.1.2.  CASUALTY AND CONDEMNATION.

                    15.1.2.1. Seller shall retain all risk of loss or damage to any Assets from fire, or other casualty prior to the Closing.

                    15.1.2.2. If, prior to the Closing, there is a taking of any part of or interest in the Assets by a Governmental Authority, or if a Governmental Authority having such power informs Seller or Buyer that it intends to proceed with such a taking, and if the effect of the taking is, or could reasonably be expected to be, to prevent normal operation of any material part of the Assets for a period of twenty (20) days after the occurrence of such taking, then Buyer may (i) elect to remove such Asset from the transaction and have the purchase price reduced by the value allocated to such Asset in SCHEDULE 4.1, or (ii) elect to close on such Asset and receive from the condemning Governmental Authority all condemnation proceeds.

           15.1.3. EXHIBITS AND ASSOCIATED PURCHASE AND SALE AGREEMENTS. As soon as practicable after the date hereof, but in no event later than five (5) Business Days after the Date hereof, Seller and Buyer shall (i) enter or cause their Affiliate to enter into the Associated Purchase and Sale Agreements; and (ii) attach to this Definitive Agreement and the Associated Purchase and Sale Agreements all of the various exhibits referred to herein and therein.

     15.2. COVENANTS OF SELLER. From the date hereof through Closing, except as specifically provided otherwise in Sections 15.2.3, 15.2.4,
15.2.7 and 15.2.12.2, Seller covenants and agrees with Buyer as follows:

            15.2.1. BEST EFFORTS. Subject to Seller s rights hereunder, Seller shall use its Best Efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Assets and the transactions provided for in this Definitive Agreement and to assure that as of each Closing it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

            15.2.2. CERTAIN CHANGES. Except as contemplated in this Definitive Agreement, Seller will not, without first obtaining the consent of Buyer (which consent will not be unreasonably withheld): (i) make any change in the nature of the Businesses or carry on the Businesses other than in the ordinary course in accordance with past custom and practice;
(ii) enter into or amend in any material respect any Contract other than in the ordinary course of business; (iii) refrain from using its Best Efforts to maintain all qualifications of Seller which are required for it to carry on the Businesses; (iv) sell or otherwise transfer or encumber (other than liens and security interests to be released at Closing) title to any of the Assets, other than Inventory in the ordinary course of business and personal property that is replaced by equivalent property or consumed in the normal operation of the Assets; (v) except to the extent otherwise required by applicable legal requirements, fail to maintain its books and Records in the usual, regular and ordinary manner and consistent with past customs and practices; (vi) permit its insurance policies to be canceled or terminated or any of the coverages thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect; or
(vii) commit itself to do any of the foregoing.

           15.2.3. MAINTENANCE OF ASSETS. From the date hereof through the Possession Date, Seller shall use reasonable efforts to cause the Assets to be maintained and operated in a good and workmanlike manner, and in the ordinary course of business, consistent with past practices and industry standards, shall maintain insurance now in force with respect to the Assets and shall pay or cause to be paid all costs and expenses incurred in connection therewith.

           15.2.4. OPERATION OF BUSINESSES AND MAINTENANCE OF INVENTORY. From the date hereof through the Possession Date, Seller shall use reasonable efforts to carry on the Businesses in the ordinary course and in substantially the same manner as Seller has heretofore and shall not introduce any new method of management, operation or accounting with respect to the Businesses. Seller shall use reasonable efforts to maintain the customers, goodwill and reputation of the Businesses, and shall maintain Inventory, supplies and spare parts in the ordinary course of business consistent with past practice in amounts reasonably sufficient to allow Buyer to continue operations of the Assets in the ordinary course immediately after the Possession Date.

           15.2.5. MAINTENANCE OF INVENTORY RECORDS. Seller shall use reasonable efforts to faithfully maintain Inventory records for each of the Stations, to which Buyer shall have reasonable access prior to, at Closing and for a period of twenty-four (24) months after the Closing, sufficient to show with reasonable certainty whether, since the date of the last tightness inspection of each of Seller s above ground storage tanks, underground storage tanks and piping associated with such tanks, any leakage or other Release has occurred at any Property in sufficient quantity to create a material risk of liability to any Governmental Authority or Person for Remediation, costs, civil or criminal penalties, injunctions for violation of any Environmental Laws, damage to persons or property (including natural resources), or for any other Liability. Seller shall promptly advise Buyer in the event Seller learns that any such leakage has occurred or may have occurred.

            15.2.6. COMPLIANCE. Seller shall use reasonable efforts to timely and substantially comply with the material provisions of all of its Contracts and commitments; will obtain, maintain in full force and effect, and comply with all material provisions of all Permits and Licenses; and will substantially comply with all material provisions of all Laws applicable to the Businesses or the Assets.

            15.2.7. TRANSFER OF CONTRACTS, PERMITS AND LICENSES. Seller shall use its Best Efforts to have all transferable Permits and Licenses, other than Liquor Licenses, transferred to Buyer. Seller shall assist Buyer, as reasonably requested, in Buyer s efforts (i) to have Liquor Licenses transferred to Buyer, and (ii) to obtain replacement or substitute Permits and Licenses for the nontransferable Permits and Licenses. Seller shall use its Best Efforts to have the Contracts transferred to Buyer prior to the Possession Date; and shall assist Buyer, as reasonably required, to obtain replacement or substitute contracts and agreements for those contracts and agreements which would be Contracts except that such contracts and agreements are not transferable.

            15.2.8. LIST OF CONTRACTS. Within ten (10) days of the execution of this Definitive Agreement, Seller shall provide Buyer with a list of all material Contracts, all Contracts with Affiliates, and any Contracts that do not expire within 180 days of the date hereof or cannot be terminated or canceled on 180 days or less notice.

              15.2.9. LIST OF PERMITS, LICENSES AND INTANGIBLE PROPERTY. Within ten (10) days of the execution of this Definitive Agreement, Seller shall provide Buyer with a list of all material Permits and Licenses and other Intangible Property.

              15.2.10. LIST OF IMPROVEMENTS. Within ten (10) days of the date of execution of this Definitive Agreement, Seller shall provide Buyer with, to the best of Seller s knowledge, information and belief, a list of all Improvements, assembled by Station location and Asset type.

              15.2.11. INFORMATION FOR SEC FILINGS. Seller shall assist Buyer and shall provide to Buyer all information in its possession or control reasonably required for Buyer to make any securities filings in connection with the transaction provided for in this Definitive Agreement, including but not limited to audited financial statements and unaudited summarized data as may be required by the rules and regulations of the Securities and Exchange Commission. All reasonable costs and expenses incurred by Seller in connection therewith shall be borne by it. Notwithstanding the foregoing, Seller shall not be required to provide any such information if in doing so it would require Seller to incur unreasonable costs and expenses unless Buyer agrees to reimburse Seller for such added costs and expenses.

              15.2.12. FRANCHISES. Within ten (10) days of the execution of this Definitive Agreement, Seller will provide Buyer with a list, to the best of Seller s knowledge, information and belief, of all Franchises associated with, related to or used in connection with the Stations, except for such Franchises that are affected by or covered under the Petroleum Marketing Practices Act of 1978, as amended (the "PMPA").

                        15.2.12.1. The Franchise list will be accompanied by a list of all Contracts affecting the applicable Franchise.

                        15.2.12.2. Prior to the Possession Date, Seller will obtain all necessary Consents required to assign the Franchises to Buyer.

              15.2.13. PMPA. To the extent that the PMPA applies to this transaction, Seller shall satisfy all PMPA requirements prior to Closing.

              15.2.14. NOTICES. Seller shall promptly notify Buyer in writing of: (i) all events, circumstances, facts and occurrences known to Seller which would result in a breach of a representation or warranty or covenant of the Seller; (ii) all other material developments known to Seller affecting the Assets and the Businesses which would have a Material Adverse Effect; (iii) receipt of a notice from a third party that would cause one of the conditions in Section 16 not to be met; and (iv) all other material developments known to Seller which would adversely affect Seller s ability to perform its obligations under this Definitive Agreement.

              15.2.15.  CORPORATE AND PARTNERSHIP EXISTENCE; GUARANTEES.

                        15.2.15.1. Seller covenants and agrees that it shall retain all respective corporate and partnership existences and remain solvent for a period of not less than four (4) years after the last closing date to occur under this Definitive Agreement or any Associated Purchase and Sale Agreement. Seller further covenants and agrees that it shall guarantee all obligations of the various sellers under each of the Associated Purchase and Sale Agreements.

                        15.2.15.2. Seller covenants and agrees that it shall cause Jerry D. Clayton and Phyllis Jane Clayton to execute and deliver the Clayton Agreement attached hereto as EXHIBIT K at the Closing.

              15.2.16. SCHEDULES. Within ten (10) days following the execution of this Definitive Agreement, Seller shall provide Buyer with all remaining Schedules to this Agreement. The Schedules must be acceptable to Buyer in its reasonable discretion and may be evaluated by Buyer during its due diligence investigation under Section 6 of this Agreement. Seller shall be permitted to update the Schedules during the due diligence period through May 20, 1997.

     15.3. COVENANTS OF BUYER. From the date hereof through the Closing, except as specifically provided otherwise in Section 15.3.3, Buyer covenants and agrees with Seller as follows:

            15.3.1. BEST EFFORTS. Subject to Buyer s rights hereunder, Buyer shall use its Best Efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Assets and the transactions provided for in this Definitive Agreement and to assure that as of each Closing it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

            15.3.2. FINANCIAL COMMITMENTS. Subject to Buyer s rights hereunder, Buyer shall obtain all necessary bonds, insurance, guarantees, letters of credit and similar financial commitments in connection with the purchase of the Assets and the transactions provided for in this Definitive Agreement.

            15.3.3. TRANSFER OF PERMITS AND LICENSES AND CONTRACTS. Buyer shall use its Best Efforts to obtain replacement or substitute permits and licenses for the nontransferable Permits and Licenses; and shall assist Seller in transferring the transferable Permits and Licenses to Buyer by the Possession Date. Buyer shall use its Best Efforts to obtain replacement or substitute contracts and agreements for the nontransferable contracts which would be Contracts except that such contracts and agreements are not transferable; and shall assist Seller in transferring the transferable Contracts to Buyer by the Possession Date.

            15.3.4. NOTICES. Buyer shall promptly notify Seller in writing of: (i) all events, circumstances, facts and occurrences known to Buyer which would result in a breach of a representation or warranty or covenant of the Buyer; (ii) all other material developments known to Buyer which would adversely effect Buyer s ability to perform its obligations under the terms of the Definitive Agreement; (iii) receipt of a notice from a third party that would cause one of the conditions in Section 16 not to be met; and (iv) all other material developments known to Buyer which would adversely affect Buyer s ability to perform its obligations under this Definitive Agreement.

                                  16.
                         CONDITIONS PRECEDENT

     In addition to the conditions specified elsewhere in this Definitive Agreement, Seller s and Buyer's obligations to close the transactions contemplated herein shall be subject to the following conditions:

      16.1. CONDITIONS TO OBLIGATIONS OF SELLER AND BUYER. The obligations of Seller and Buyer to consummate the transactions provided for in this Definitive Agreement are subject, at the option of each party, to the satisfaction or waiver by both parties of the following condition:

             16.1.1. H-S-R ACT. The waiting period applicable under the H-S-R Act shall have been terminated or shall have expired, no litigation shall be pending or threatened with respect to any antitrust issue, and the Closing shall then be permitted to occur without violation of the H-S-R Act.

     16.2. CONDITIONS TO OBLIGATIONS OF SELLER. Subject to Section 24.3 hereof, the obligations of Seller to consummate the transactions provided for in this Definitive Agreement are subject, at the option of Seller, to the satisfaction or waiver of the following conditions:

            16.2.1. REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer contained in this Definitive Agreement shall be true and correct in all respects at and as of the Closing as if such representations and warranties were made at and as of the Closing.

            16.2.2. COVENANTS AND AGREEMENTS. Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Definitive Agreement to be performed and satisfied by Buyer at or prior to the Closing.

            16.2.3. SIMULTANEOUS CLOSINGS. The consummation of the transactions under the Associated Purchase and Sale Agreements identified on SCHEDULE 16.2.3 shall be prepared to occur simultaneously with the Closing Date.

     16.3. CONDITIONS TO OBLIGATIONS OF BUYER. Subject to Section 24.3 hereof, the obligations of Buyer to consummate the transactions provided for in this Definitive Agreement are subject at the option of Buyer, to the satisfaction or waiver of the following conditions:

             16.3.1. REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained in this Definitive Agreement shall be true and correct in all respects at and as of the Closing as if such representations and warranties were made at and as of the Closing.

             16.3.2. COVENANTS AND AGREEMENTS. Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Definitive Agreement to be performed and satisfied by Seller at or prior to the Closing.

             16.3.3. NO ADVERSE CHANGE. As of the Possession Date, there shall have been no material adverse change in the business, financial condition, operating results, or earnings of the Assets or Businesses and there shall have been no material casualty loss, destruction or damage to the Assets, whether or not covered by insurance.

             16.3.4. NO ACTION OR PROCEEDINGS. There shall not be pending or instituted, threatened or proposed, any suit, action, investigation, material dispute or other proceeding by or before any Governmental Authority or any other Person affecting, relating to, challenging or complaining of, or seeking to collect damages or other relief in connection with, the transactions provided for in this Definitive Agreement.

             16.3.5. NO STATUTE OR REGULATION. No Law shall have been proposed or adopted that would have a Material Adverse Effect on the Assets, the Businesses, the value of the Assets, or Buyer s ability to own and operate the Assets in substantially the same way as they are now operated and as they have been operated on a historical basis.

             16.3.6. DUE DILIGENCE. Buyer shall have received results satisfactory to Buyer of all of its due diligence investigations through the later of May 22, 1997 or the date Buyer enters into the Management Agreement contemplated by Section 3.3.3, but in no event later than May 31, 1997, including, but not limited to, its title, survey, physical, financial, environmental and other investigations of the Assets and the Schedules provided to Buyer pursuant to Section 15.2.16.

             16.3.7. CONSENTS. Buyer shall have received all Governmental and third party Consents, approvals and authorizations required for the consummation of this Definitive Agreement and necessary for Buyer to own and operate the Assets and the Businesses as they are now owned and operated by Seller and as they have been owned and operated by Seller on a historical basis, including, but not limited to, such Consents, approvals and authorizations as may be required by the Navajo Nation or any other Indian tribal government, or under any Contract, lease, sublease, judgment, decree, order or other document by which Seller or Buyer may be bound or to which Seller or Buyer may be subject.

             16.3.8. LIQUOR LICENSES. Buyer shall have received final approval from the Arizona Department of Liquor Licenses and Control, the New Mexico Alcohol and Gaming Division, and the Southern Ute Tribe, and, if applicable, the relevant local option districts, with respect to (i) the transfer of ownership, or (ii) the lease of the various Liquor Licenses described in SCHEDULE 2.1.3.

             16.3.9. LEASES OF REAL PROPERTY. All leases of real property, and any consents required from any Person in connection with the assignment thereof, necessary for Buyer to occupy and operate the Assets and the Businesses as they are now occupied and operated by Seller and as they have been occupied and operated on an historical basis, shall have been transferred to Buyer.

             16.3.10. PERMITS AND LICENSES. All material Permits and Licenses held by Seller which are necessary for Buyer to own and operate the Assets and the Businesses in accordance with Laws as they are now owned and operated by Seller and as they have been owned and operated by Seller on a historical basis, and which are capable of being transferred and assigned to the Buyer shall have been transferred by Seller to Buyer without material modifications, amendments or additional costs, financial obligations or other requirements.

             16.3.11. CONTRACTS. All material Contracts, agreements, leases of personal property, and any consents required from any Persons in connection with their assignment thereof, necessary for Buyer to own and operate the Assets and the Businesses as they are now owned and operated by Seller and as they have been owned and operated on a historical basis, shall have been transferred to Buyer without material modifications, amendments, or additional costs, financial obligations or other requirements, or Buyer shall have received replacement or substitute contracts, agreements, leases of personal property, for such material Contracts, agreements, and leases of personal property, respectively, or other arrangements have been made to give Buyer substantially the same benefits, without material modifications, amendments or additional costs, financial obligations or other requirements.

              16.3.12. COVENANTS NOT TO COMPETE. Buyer shall have received fully executed Covenants Not To Compete as provided in Section 3.5 and a fully executed Covenant Not To Compete with Red Mesa Trading Co., Inc. with respect to the four units located within the exterior boundaries of the Navajo Indian Reservation.

              16.3.13. SIMULTANEOUS CLOSINGS. The consummation of the transactions under the Associated Purchase and Sale Agreements identified on SCHEDULE 16.2.3 shall be prepared to occur simultaneously with the Closing Date.

              16.3.14. OPINION OF NAVAJO COUNSEL. Buyer shall have received an opinion of its Navajo counsel that the Navajo Settlement Agreement is valid, binding and enforceable in accordance with its terms; provided that this condition shall apply only to Closings of the Reservation Stations.

                                  17.
                     NO SOLICITATION OR NEGOTIATION

     Seller covenants and agrees that, between the date of this Definitive Agreement and the earlier of the last Closing to occur or the termination of this Definitive Agreement, neither the Seller nor any of its respective Affiliates will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any acquisition or purchase of all or any portion of the capital stock of Seller or the Assets of Seller (other than Inventory to be sold in the ordinary course of the Businesses consistent with past practice), (ii) enter into any business combination, or (iii) enter into any other extraordinary business transaction involving or otherwise relating to Seller, the Assets or the Businesses. In addition, neither Seller nor any of its Affiliates will participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations or other communications with any Person conducted heretofore with respect to any of the foregoing. Seller shall notify Buyer promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

                                  18.
                                 TAXES

     18.1 TAX LIABILITIES. As of the Closing, except as provided in the Master Lease and Option Agreement and the Management Agreement, Seller and Buyer mutually agree and covenant that Seller shall be liable for and shall make payment for any and all Tax liabilities of the Properties, Assets and Businesses incurred prior to the Closing including, but not limited to, all Taxes related to (i) the Stations, (ii) Seller s obligation as employer for employee related taxes, or (iii) any of the Assets to be transferred hereunder. Seller agrees to indemnify, defend and hold harmless Buyer against any loss by reason of any Claim made against Buyer for Seller s nonpayment of any Taxes accruing prior to the Closing, except as provided in the Master Lease and Option Agreement and the Management Agreement, including, but not limited to, all Taxes relating to (i) the Stations, (ii) Seller s obligation as employer for employee related taxes, or (iii) any of the Assets transferred hereunder. Buyer shall be liable for and shall make payment for any and all Tax liabilities of the Properties, Assets and Businesses incurred on or after the Closing including, but not limited to, all Taxes related to (i) the Stations, (ii) Buyer s obligation as employer for employee related taxes, or (iii) any of the Assets to be transferred hereunder.

     18.2 FIRPTA AFFIDAVIT. Seller shall have prepared an affidavit to be delivered to Buyer at Closing representing and warranting that Seller is not a "foreign person", as defined in the Foreign Investment in Real Property Tax Act and applicable regulations ("FIRPTA"), and that Buyer is not required to withhold any portion of the consideration payable under this Definitive Agreement under the provisions of FIRPTA.

                                  19.
                               EMPLOYEES

     19.1 OFFERS OF EMPLOYMENT. Except for those employees of Seller listed on SCHEDULE 19.1, Buyer may, at its discretion, offer employment to any of Seller s employees, hourly or salaried, employed in connection with the Businesses. The employees who accept offers of employment by Buyer shall be referred to as "Buyer s Employees." Within ten (10) days of the execution of this Definitive Agreement, Seller shall provide Buyer with information as to the titles and current salaries of all employees not listed on SCHEDULE 19.1, and Buyer and Seller shall cooperate in all aspects in effecting their change of employment as of the Closing in an orderly fashion.

     19.2.  BENEFITS.

            19.2.1. SELLER S BENEFIT AND RETIREMENT PLANS. Buyer shall have no liability whatsoever to the Buyer s Employees or to Seller with respect to any benefits payable to Buyer s Employees under Seller s Benefit or Retirement Plans.

            19.2.2. UNUSED VACATION. Seller will pay out directly to each Buyer s Employee any accrued unused vacation time within thirty (30) days of the Closing.

            19.2.3. ONGOING BENEFITS. Buyer shall have no obligation to provide any employee benefits to Buyer s Employees.

            19.2.4. SELLER S RESPONSIBILITY FOR EXISTING BENEFITS. Buyer shall not be liable for any salaries, wages, commissions, vacation and/or sick leave pay or other compensation or benefits due Seller s employees to the date of Closing, including, but not limited to, any withdrawal liability imposed under ERISA as the result of the cessation of any of Seller s obligations to contribute to any employee benefit plan subject to ERISA. Seller shall remain liable for and pay all amounts due its employees to the date of Closing under any pension, vacation, 401(k) savings, profit sharing, retirement, severance, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, dental, life insurance, supplemental retirement or other benefit plans, programs, or arrangements (including any such plans, programs or arrangements contained in any employment or collective bargaining contract or agreement). Seller agrees to remain solely responsible and liable for any claims or demands made by its employees arising or resulting from facts or circumstances occurring during their employment by Seller or arising as the result of this Definitive Agreement. Seller hereby agrees to indemnify, defend and hold harmless Buyer for, from and against any and all Loss associated in any way with the matters set forth in this Section 19.2.4.

     19.3. EMPLOYEE RIGHTS. Nothing herein expressed or implied shall confer upon any employee of Seller, any Buyer s Employee or any other employee or legal representatives thereof any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Definitive Agreement.

     19.4. COBRA AND HEALTH CLAIM DATA. Seller shall provide all notices and fulfill all of its obligations, if any, under Section 4980B(f)(6) of the Code with respect to the Buyer s Employees. Prior to Closing, Seller shall provide Buyer information with respect to all accident, workers compensation and disability claims filed by each of Seller s employees (including information respecting the total number of claims filed, the total amount of benefits claimed and the total amount of benefits paid) during the twenty-four (24) month period immediately preceding the delivery of such information to Buyer. Buyer represents and warrants to Seller that such health claim data will be used by Buyer only for the purposes of analyzing, obtaining and/or maintaining appropriate and proper insurance coverage for the operation of the Businesses conveyed hereunder. Buyer agrees to indemnify, defend and hold harmless Seller and its agents from and against all damages, losses, costs, expenses, and liabilities (including reasonable attorneys fees and court costs incurred by Seller) arising out of any action which may be brought as a result of Seller s disclosure to Buyer of such health claim data.

     19.5. WAGE REPORTING. Seller shall pay and/or withhold any wages for any of Buyer s Employees up to the Closing and shall file all W-2 s and other filings in relation thereto.

     19.6. UNEMPLOYMENT COMPENSATION. Prior to the Closing, if requested by Buyer, Buyer and Seller shall jointly make application to the Arizona, Colorado, New Mexico and Utah Departments of Labor to partially transfer Seller s unemployment compensation experience ratings as of the Closing, provided Seller retains the right to utilize its existing unemployment compensation experience ratings in the operation of Seller s businesses on the Excluded Assets and on those Assets managed by Seller pursuant to
Section 3.3.4.

                                  20.
                     TERMINATION; DEFAULT; REMEDIES

     20.1. TERMINATION. This Definitive Agreement and the transactions provided for herein may be terminated, subject to Section 24.3 hereof, in the following instances:

            20.1.1. By either Buyer or Seller if any condition set forth in Section 16.1.1 above shall not be satisfied at the Closing of the Assets described in Section 3.1 (or any portion thereof).

            20.1.2. By either Buyer or Seller if, in response to such party s filing under the H-S-R Act, the Federal Trade Commission or the Department of Justice makes a written request of such party for additional information and the compliance with such request would in such party s reasonable judgment cause an out-of-pocket expenditure to such party in excess of $200,000 or would, in the reasonable judgment of a comparable industry third party selling or purchasing assets and businesses comparable to the Assets and Businesses be otherwise unduly burdensome.

            20.1.3. By either Buyer or Seller if, as of ninety (90) days following the date of filing under the H-S-R Act, all federal and state regulatory clearances or approvals in connection with the H-S-R Act which are required to be granted prior to the Closing Date of the Assets described in Section 3.1 (or any portion thereof) have not been received.

            20.1.4. By Buyer, if any federal or state regulatory clearance or approval in connection with the H-S-R Act is conditional upon Buyer s divestiture of one or more Assets or any other event which Buyer reasonably believes would have a Material Adverse Effect.

            20.1.5.  By the mutual written agreement of Buyer and Seller.

            20.1.6. By Buyer, at any time thereafter if the Closing Date has not occurred by May 31, 1997.

     20.2. EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Definitive Agreement:

            20.2.1. NON-WILLFUL FAILURE. If this Definitive Agreement is terminated by Buyer or Seller as permitted herein and not as a result of the failure of any party to perform any of its obligations hereunder, such termination shall be without liability to any party to this Definitive Agreement or on the part of any shareholder, director, officer, employee, agent or representative of such party.

            20.2.2. WILLFUL FAILURE. If this Definitive Agreement is terminated as a result of the failure of a party to perform any of its obligations hereunder, such non-performing party shall be fully liable for any and all damages, costs and expenses (including, without limitation, reasonable attorney s fees) sustained or incurred by the other party.

     20.3. REMEDIES. Nothing in this Definitive Agreement shall be construed to limit a nondefaulting party's legal or equitable remedies, including but not limited to specific performance, for breach or default by the other party of such breaching party's obligations hereunder. In addition, the nondefaulting party shall be entitled to its reasonable attorney's fees and costs incurred in seeking to enforce its rights under this Definitive Agreement.

                                 21.
                  PASSAGE OF TITLE AND RISK OF LOSS

     Legal title, equitable title and risk of loss with respect to the Assets, Associated Assets and any other property being transferred pursuant to this Definitive Agreement shall not pass to Buyer until Closing or Closing for that particular Asset as provided in Section 24.3.

                                 22.
                           BUYER'S SET-OFF

     Buyer shall have the right to set off against any amount owed to Seller hereunder, including, without limitation, against rental payments under the Master Lease and Option Agreement and Owner s Commissions under the various Management Agreements, any amount owed by Seller to Buyer hereunder or any amount owed by any other seller to Buyer under any Associated Purchase and Sale Agreement, including, without limitation, amounts owed on account of the various indemnification obligations and all liabilities not assumed by Buyer, on the following terms and conditions:

     22.1  Buyer shall deliver written notice to Seller, in accordance with
Section 27 of this Definitive Agreement, of Buyer s intention to set-off against amounts owed by Buyer to Seller, specifically describing the nature and the amount of the set-off proposed by Buyer.

     22.2. If the reason for the set-off is capable of being cured and if Seller or such other seller elects to cure, Seller or such other seller shall so notify Buyer and shall complete the cure within fifteen (15) days of receiving Buyer s notice.

     22.3. If the reason for the set-off is not capable of being cured, or if it cannot reasonably be cured within the fifteen (15)-day period and Seller or such other seller fails to immediately commence the cure and thereafter complete the cure within thirty (30) days of receiving Buyer s notice, Buyer may proceed with its set-off.

     22.4. If Seller or such other seller and Buyer are unable to resolve in good faith any disputes regarding proposed set-offs, Buyer may set-off the amount in dispute and Seller or any other seller may initiate arbitration in accordance with Section 25.2 of this Definitive Agreement or the comparable provisions of the Associated Purchase and Sale Agreements.

                                  23.
                                 COSTS

     Except as otherwise provided herein, each party shall bear its own costs of the transaction. Seller shall pay all costs and expenses associated with the procurement of surveys and the issuance of title policies. Buyer shall pay all costs and expenses associated with the recordation of conveyance documents or instruments. All other ordinary and necessary expenses of the Assets to be transferred, such as property Taxes, utilities and the like shall be prorated between the parties as of the Closing.

                                  24.
                                CLOSING

     24.1 TIME AND PLACE OF CLOSING. Subject to Section 24.3 hereof, the Closing of the contemplated transactions will occur on the fifth Business Date after the conditions to Closing set forth in this Definitive Agreement have been met or on such other date as the parties may hereafter mutually agree.

     24.2.  DELIVERIES AND PROCEEDINGS OF CLOSING.

            24.2.1. At Closing, Seller will deliver or cause to be delivered to Buyer the Assets and such general warranty deeds, leases, assignments of Contracts, Licenses and Permits, consents, bills of sale, the Liquor Licenses and other instruments of conveyance which are necessary or desirable to effect transfer of the Assets or which Buyer may reasonably request in order to transfer title to the Assets to Buyer, and to place Buyer in full possession, custody and control of the Assets. All such instruments of transfer will be in form and substance reasonably satisfactory to Buyer and Buyer's counsel.

            24.2.2. Buyer will be liable and will pay for all costs and expenses incurred by it in order to obtain approvals of or consents to the transfer of all Liquor Licenses.

            24.2.3. At Closing, Buyer will deliver to Seller the purchase price for Assets being acquired, subject to the adjustments provided herein.

            24.2.4. At Closing, any and all affidavits, closing certificates, closing statements, opinions of counsel and other documents required to be delivered pursuant to this Definitive Agreement will be exchanged.

            24.2.5. As of Closing, Seller and Buyer shall each provide the other a certificate which reaffirms and confirms as true and correct all of the agreements, representations, warranties and covenants made by such party to the other in this Definitive Agreement.

     24.3. OPTIONS OF BUYER TO CLOSE IN MULTIPLE TRANSACTIONS. The parties acknowledge that the transactions evidenced by this Definitive Agreement constitute certain of a group of related transactions evidenced hereby and by the Associated Purchase and Sale Agreements, involving multiple assets owned by several different sellers. If, in Buyer s judgment, it becomes difficult or impossible to simultaneously close all of the related transactions as contemplated in Sections 16.2.3 and 16.3.13 hereof, or if, in Buyer s judgment it becomes difficult or impossible to close simultaneously on all of the Assets described in this Definitive Agreement or the assets described in any Associated Purchase and Sale Agreement, then Buyer may, upon written notice to Seller, elect any one or more of the following options:

            24.3.1. Buyer may elect to Close on those of the Assets specified in Section 3.1 for which the conditions precedent have been satisfied on the Closing Date, and adjust the purchase price to be paid under Section 4.1 downward accordingly, and defer Closing on any other Assets until all of the conditions have been satisfied for such Assets specified in Section 3.1, with Seller continuing to operate the Reservation Stations as provided in Section 3.3.4, and Buyer and Seller entering into a Management Agreement for Buyer to manage all or a part of the other Assets hereunder, and under the Associated Purchase and Sale Agreements through Closing for such Assets as provided in Section 3.3.3; or

            24.3.2. At any time after Buyer has closed on any of the Assets specified in Section 3.1, Buyer may elect to close on other selected Assets identified by it under this Definitive Agreement and the Associated Purchase and Sale Agreements and adjust the balance of the purchase price accordingly pursuant to SCHEDULE 4.1, with the remaining Assets under this Definitive Agreement and the Associated Purchase and Sale Agreements being operated as provided in Section 24.3.1 until Buyer elects to close on the same; and

            24.3.3. In any event, if Seller cannot transfer any Asset under this Definitive Agreement or any Associated Purchase and Sale Agreement in compliance with the conditions precedent for such transfer not waived by Buyer, then such Asset at Buyer s election and upon notice to Seller shall be removed from this transaction, the Purchase Price shall be adjusted accordingly pursuant to SCHEDULE 4.1, and the arrangements under
Section 24.3.1, as applicable, shall terminate on such date. In such event, at Buyer s election, Seller and Buyer shall enter into a consignment agreement or if Buyer prefers a Supply Agreement for the removed Assets, provided that Seller may not use any name sold to Buyer hereunder. In the event that Buyer selects a consignment agreement, the parties shall negotiate in good faith a reasonable pumping fee payable to Seller that is in an amount customary in the industry. Any disputes between the parties as to the amount of the pumping fee shall be settled by arbitration in accordance with Section 25.2

                                    25.
                             DISPUTE RESOLUTION

     25.1. ALTERNATIVE DISPUTE RESOLUTION. The parties shall attempt to promptly resolve any controversy or claim between them arising out of or relating to this Definitive Agreement or any related agreements, transactions, or instruments (the "Disputes"). In the event that a party asserts that there exists a Dispute, such party shall deliver written notice to the other party specifying the nature of the asserted Dispute and request a meeting to attempt to resolve the same by negotiation. Such negotiation shall be held between officers of both parties, each having the authority to settle the Dispute. If the Dispute is not resolved within ten
(10) Business Days following such meeting, the parties will attempt, for a period not to exceed 45 Business Days after delivery of the written notice, to negotiate an agreement for alternate method resolution (such as mediation) before initiating an arbitration proceeding.

     25.2. ARBITRATION. Seller and Buyer agree that the arbitration procedure set forth below shall be the sole and exclusive method for remedying unresolved Disputes.

            25.2.1. If no resolution is reached within 45 Business Days after delivery of the notice referenced in Section 25.1, the party delivering such notice of Dispute (the "Disputing Person") may commence arbitration hereunder by delivering to the other party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Uniform Arbitration Act as in effect in the State of New Mexico, if any.

            25.2.2. Arbitration hearings under this Definitive Agreement shall be held at a place in Albuquerque, New Mexico acceptable to the applicable arbitrator. The decision of the arbitrator shall be reduced to writing and binding on the parties. Judgment upon the award(s) rendered by the applicable arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Each party shall bear its own legal fees and other costs incurred in presenting its respective case. The charges and expenses of any arbitrator hereunder shall be borne one-half by Buyer and one-half by Seller.

            25.2.3. The arbitration shall be conducted consistent with the Uniform Arbitration Act as in effect in the State of New Mexico, except as modified by the agreement of the parties to this Definitive Agreement.

                                   26.
                                SURVIVAL

     The representations, warranties, covenants and agreements of Buyer and Seller contained in this Definitive Agreement, and all statements contained in this Definitive Agreement or any Exhibit or Schedule hereto or any affidavit or certificate or report or other document delivered pursuant to this Definitive Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party making or delivering the same. All such representations, warranties, covenants and agreements shall be deemed to be made again at the Closing and shall survive the Closing.

                                   27.
                                 NOTICES

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when personally delivered, or (ii) when telephonically transmitted in facsimile copy during normal business hours to the addressee at the telephone number shown below, or (iii) three days after having been mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be designated by written notice from the appropriate party to the other):

If to Buyer, to:     Giant Four Corners, Inc.
                     23733 North Scottsdale Road
                     Scottsdale, Arizona 85255
                     Attention:  Division Manager Retail Operations
                     Telephone No.: (602) 585-8888
                     Facsimile Telephone No.: (602) 585-8881

If to Seller, to:    Thriftway Marketing Corp.
                     710 East 20th Street
                     Farmington, New Mexico 87401
                     Attention: Mr. David Potter, C.P.A.
                     Telephone No.: (505) 326-5571
                     Facsimile Telephone No.: (505) 327-3813

                                   28.
                             MISCELLANEOUS

     28.1. TIME OF THE ESSENCE; GOOD FAITH. Time is of the essence of this Definitive Agreement. Whenever exercising discretion under this Definitive Agreement each party shall act in good faith.

     28.2. FURTHER ASSURANCES; COOPERATION. At and after Closing, Seller and Buyer shall each execute and deliver such further instruments of conveyance and transfer as either may reasonably request to convey and transfer effectively to Buyer all of the Assets subject to this Definitive Agreement and relating to the Stations or to put Buyer in actual possession and control of such Assets or to otherwise fully perform the obligations of either to the other.

     28.3. TRANSITION ASSISTANCE. Seller will not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging employees and customers from maintaining the same or better business relationships with Buyer after Closing as were maintained with Seller prior to Closing.

     28.4. NO THIRD-PARTY BENEFICIARIES. Nothing in this Definitive Agreement shall entitle any party other than Seller or Buyer to any Claim, remedy or right of any kind.

     28.5. SUCCESSORS AND ASSIGNS. Except as provided otherwise herein, this Definitive Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Definitive Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Buyer may nominate an Affiliate of Buyer or an Affiliate of Buyer s lender (a "Nominee") to be the "Buyer" under this Definitive Agreement, in which case all references herein to "Buyer" shall mean and refer to such Nominee. Buyer shall cause its parent, Giant Industries Arizona, Inc., to guarantee all obligations of Buyer and any permitted Nominee of Buyer hereunder.

     28.6. HEADINGS. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Definitive Agreement, nor shall they affect its meaning, construction or effect.

     28.7. REFERENCES. References made in this Definitive Agreement, including the use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, neuter, singular and plural.

     28.8. SEVERABILITY. If any provision of this Definitive Agreement is invalid, illegal or incapable of being enforced under any Law, all other terms and conditions of this Definitive Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions is not affected in a manner that is materially adverse to either party.

     28.9. PRESS RELEASES. Except by mutual agreement, neither Buyer nor Seller shall distribute any press release or make any other public announcement with respect to this Definitive Agreement and the transactions contemplated hereby, provided that Buyer shall be permitted to disclose this Definitive Agreement and the transactions contemplated hereby as required under applicable securities laws and the rules and regulations of the New York Stock Exchange.

     28.10. AMENDMENT AND WAIVER. The parties may by mutual agreement amend this Definitive Agreement in any respect, and either party may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in representations by the other party,
(iii) waive compliance by the other party with any of the agreements contained herein and performance of any obligations by such other party, and/or (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Definitive Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the waiver is sought.

     28.11. ACCORD. Each party to this Definitive Agreement has discussed its provisions and their implications with their respective Authorized Representatives and has entered into this Definitive Agreement based on the advice of such Authorized Representatives.

     28.12. COUNTERPARTS. This Definitive Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. This Definitive Agreement shall become operative when each party has executed at least one counterpart of this Definitive Agreement. This Definitive Agreement may be delivered by facsimile or similar transmission evidencing execution, and this Definitive Agreement so delivered shall be effective as a valid and binding agreement between the parties for all purposes.

     28.13. GOVERNING LAW. This Definitive Agreement is to be governed by and construed in accordance with the laws of the State of New Mexico without regard to its conflict of laws provisions.

     28.14. ENTIRE AGREEMENT. This Definitive Agreement, the Exhibits and Schedules hereto, the Ancillary Agreements referenced herein, and the Associated Purchase and Sale Agreements, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

     IN WITNESS WHEREOF, the parties hereto have executed this Definitive Agreement effective the 19 day of April, 1997.


                       GIANT FOUR CORNERS, INC.

                       By: /s/ A. Wayne Davenport
                          ---------------------------------------
                          Its: Vice President & CFO
                              -----------------------------------

                       THRIFTWAY MARKETING CORP.

                       By: /s/ J. D. Clayton
                          ---------------------------------------
                          Its:  President
                              -----------------------------------

                       CLAYTON INVESTMENT COMPANY

                       By:  CLAYTON HOLDING COMPANY,
                            General Partner

                       By:  /s/ J. D. Clayton
                          ---------------------------------------
                          Its:  President
                              -----------------------------------

                               GUARANTY

     Giant Industries Arizona, Inc., an Arizona corporation ("Giant"), owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of Buyer. Giant desires that Buyer acquire the Assets and Businesses as provided in the Definitive Agreement dated _____________, 1997, between Thriftway Marketing Corp., Clayton Investment Company and Giant Four Corners, Inc. (the "Definitive Agreement"), and the parties acknowledge that Seller is unwilling to enter into the Definitive Agreement without the covenants and promises of Giant set forth herein. Accordingly, Giant agrees to guarantee the performance by Buyer of its obligations under the Definitive Agreement, including the payment of the purchase price under
Section 4 thereof and the various representations, warranties, covenants and indemnification obligations of Buyer set forth throughout the Definitive Agreement and the Ancillary Agreements.

     For good and valuable consideration, the sufficiency of which is acknowledged, the undersigned guarantor (i) stipulates that it has financial or other interests in the Buyer, and (ii) agrees to guarantee the performance by Buyer of its obligations under the Definitive Agreement and the Ancillary Agreements, as more specifically set forth therein.

     The undersigned Guarantor has read the Definitive Agreement and the Ancillary Agreements and has duly executed this Guaranty effective the Date of Closing of the Definitive Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Definitive Agreement.

                               Giant Industries Arizona, Inc.

                               By:
                                  -----------------------------------
                                  Its:
                                      -------------------------------

                                 EXHIBIT A
                                DEFINITIONS


     "ADLLC" shall mean the Arizona Department of Liquor Licenses and Control.

     "AFFILIATES" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term "control" as used in the preceding sentence means, with respect to any specified Person, the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting stock or interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

     "AGD" shall mean the New Mexico Alcohol and Gaming Division of the Department of Regulation and Licensing.

     "ANCILLARY AGREEMENTS" has the meaning specified in Section 1.3.

     "ASSET INFORMATION" has the meaning specified in Section 6.6.

     "ASSETS" has the meaning specified in Section 2.

     "ASSOCIATED ASSETS" shall mean all Contracts, Permits, Licenses, Records, Liquor Licenses, Water Rights, Improvements, Easements and Rights-of-Way for ingress, egress and utilities, and any appurtenances and all other assets which are associated with, related to or used in connection with a Station or the Businesses, as the case may be.

     "ASSOCIATED PURCHASE AND SALE AGREEMENTS" shall mean the Purchase and Sale Agreements of even date herewith by and between Buyer, as "Buyer", and certain related sellers, each as a "Seller", pursuant to which Buyer is acquiring all of such sellers service station and convenience store assets and businesses, refinery assets and businesses, transportation assets and businesses, any assets and businesses involved in the purchase or sale of petroleum products and related Businesses in the States of Arizona, Colorado, New Mexico and Utah. The Associated Purchase and Sale Agreements are listed in SCHEDULE 16.2.3.

     "AUTHORIZED REPRESENTATIVES" has the meaning specified in Section 6.1.

     "BEST EFFORTS" shall mean the taking by a party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question; provided, however, that such action shall not include the incurrence of unreasonable expenses.

     "BIA" shall mean the Bureau of Indian Affairs.

     "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a United States federal or New Mexico state banking holiday.

     "BUSINESSES" shall mean Seller s service station/convenience store business, liquor license business, refined products transportation business, and any other businesses associated with, related to, or used in connection with the foregoing.

     "BUYER" means Giant Four Corners, Inc. or its Nominee pursuant to
Section 28.5.

     "CLAIMS" means any and all causes of action, claims (including claims for personal injury to or death of persons and damage to property, natural resources, or the environment), costs (including environmental Remediation costs), damages (including punitive damages), demands, diminution in value, Encumbrances, expenses (including investigative expenses, expert witness expenses, reasonable attorneys fees and court costs), fines, judgments, judicial or administrative proceedings, lawsuits, Liabilities, liens, losses, penalties, and any other obligations, of any kind or nature or description, whether direct or indirect, absolute or contingent, arising out of or in any manner relating to the Assets, the Businesses, or the transactions contemplated by this Definitive Agreement.

     "CLOSING DATE" means the date on which the first Closing occurs pursuant to Section 24.3.

     "CLOSING" or "CLOSE OF ESCROW" means the consummation of the transactions contemplated hereby in one or more transactions, as appropriate, including a Closing under Sections 3.1, 3.3 and 4.1, a Closing pursuant to Section 24.3, and a Closing upon exercise of each Option as provided herein.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONSENTS" means those approvals, authorizations, consents, orders, and waivers of Governmental Authorities and officials and other Persons which are necessary for the assignment and transfer to the Buyer of the Assets, Contracts, Licenses, Permits, and other documents or instruments or other rights relating to the Businesses or the consummation of the transactions contemplated by this Definitive Agreement.

     "CONTAMINANT" or "CONTAMINATION" shall mean any hazardous substance, extremely hazardous substance, imminently hazardous chemical substance, hazardous material, hazardous waste, hazardous waste constituent, toxic substance, radioactive material, petroleum (including without limitation crude oil and any fraction thereof), pollutant (including, but not limited to, air pollutant and hazardous air pollutant), or any other environmental contaminant.

     "CONTRACTS" shall mean all agreements, contracts, personal property leases, subleases, franchises, warranties, noncompetition agreements, options to purchase or rights of first refusal to acquire service station sites, rights or obligations, and other legally binding contractual commitments to which Seller is a party and which are associated with, relate to, or are used in connection with the Assets or the Businesses.

     "DEFINITIVE AGREEMENT" shall mean this Definitive Agreement and all Schedules and Exhibits hereto.

     "DISPUTES" has the meaning specified in Section 25.1.

     "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, judgment, encumbrance, or adverse claim including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "ENVIRONMENTAL CLAIMS AND LIABILITIES" means any and all Claims (including but not limited to notices of non-compliance or violation, Remediation orders, consent orders, and settlement agreements), Liabilities, and any other obligations, of any kind or nature or description, whether direct or indirect, absolute or contingent, relating in any way to any Environmental Law or any Environmental Permit, whether asserted before or after the date hereof, including, but not limited to, the presence of any Contaminant at, on, or under the Assets in quantities or amounts that exceed any groundwater, surface water, soil, vadose zone or other environmental standard established by a Governmental Authority having jurisdiction over the Assets.

     "ENVIRONMENTAL LAWS" shall mean all laws (whether statutory or common), rules, regulations, ordinances, orders, judgments, Environmental Permits, and all other requirements of any kind or nature that pertain to the environment promulgated or adopted by any Governmental Authority having jurisdiction over Seller, the Assets, or the Businesses. Environmental Laws includes but are not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendment and Reauthorization Act and otherwise, the Resource Conservation and Recovery Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act, the Oil Pollution Act and other federal laws relating to the manufacture, distribution, use, handling, generation, emission, treatment, storage, recycling, transportation, disposal, Release, threatened Release, or Remediation of any Contaminant; and (ii) similar state, local and tribal Laws.

     "ENVIRONMENTAL MATTERS" has the meaning specified in Section 11.6.

     "ENVIRONMENTAL NOTICE" shall mean a written document identifying any Environmental Claims and Liabilities discovered by Buyer.

     "ENVIRONMENTAL NOTICE INFORMATION" has the meaning specified in
Section 10.1.1.2.

     "ENVIRONMENTAL PERMITS" has the meaning specified in Section 11.5.

     "ENVIRONMENTAL RECORDS" has the meaning specified in Section 10.7.

     "EQUIPMENT" shall mean all equipment, furniture, instruments, machines, meters, parts, vessels, process units, pumps, piping (including, but not limited to, any above-ground and underground piping associated with any equipment, instruments, machines, meters, and pumps), materials, substances, supplies, tools, systems, rolling stock, communications systems and licenses, vehicles, electronic systems and computers.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXCESS REAL PROPERTY" has the meaning specified in Section 2.2.3.

     "EXCLUDED ASSETS" shall mean those assets of Seller as described in
Section 2.2.

     "FACILITIES" shall mean all buildings, structures, trailers, mobile homes, fixtures, pipelines, process units, tanks, terminals, loading/unloading, storage and dispensing facilities, Improvements, and similar personal property associated with, related to or used in connection with the Assets or Businesses.

     "FEE STATIONS" shall mean the stations identified in Section 2.1.1.1 of the Definitive Agreement and SCHEDULE 2.1.1.1 thereto.

     "FINAL APPROVAL" has the meaning specified in Section 9.2.

     "FIRPTA" shall mean the Foreign Investment in Real Property Tax Act and applicable regulations thereunder.

     "FRANCHISES" means any Contract under which the franchisee undertakes to conduct a business or sell a product or service under a trademark, servicemark or trade name of franchisor and in accordance with the methods and procedures prescribed by the franchisor.

     "FUND" has the meaning specified in Section 11.7.

     "GOVERNMENTAL AUTHORITY" means any United States federal, tribal, state or local governmental, regulatory or administrative body, authority, agency, commission or political subdivisions thereof, or any court, tribunal, or judicial or arbitral body.

     "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "H-S-R ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission thereunder.

     "IMPROVEMENTS" means all Facilities, furniture, fixtures, improvements, Equipment, truck transports and trailers, motor vehicles, mobile homes, chattels, supplies, tools, Intangible or Tangible Assets, Records, deposits and prepaid rent (including utility deposits and cash bonds but excluding income tax deposits and promissory notes for prepaid rent), Contracts, Licenses, Permits, automation equipment, computer hardware and software, signs, facia, graphics and Intellectual Property rights which are owned by Seller, or in which Seller has an interest, and which are associated with, related to or used in connection with any of the Assets or the Businesses.

     "Intangible Assets" means any intangible asset accruing to the Assets or the Businesses including goodwill, accounts, lists, Records, advertising and promotional materials, Contract rights, leases/subleases, documents, instruments, Intellectual Property Rights, chattel paper, certificates of stock, bonds, promissory notes, franchises and the like.

     "INTELLECTUAL PROPERTY RIGHTS" means all trademarks, trade names, servicemarks, brands (including, without limitation, Seller s Plateau, Gasman, Malco and Thriftway brands), copyrights, licenses, patents, inventions, designs, trade secrets, royalties, secret processes, formulae, and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto).

     "INVENTORIES" means all inventory, merchandise, work in process, finished goods, consigned goods, raw materials, catalysts, chemicals, spare parts, packaging, supplies and any other similar property related to the Assets or the Businesses, maintained, held or stored by or for Seller on the Closing Date and any prepaid deposits for any of the same.

     "LAWS" shall mean all laws (whether statutory or common), rules, regulations, ordinances, orders, judgments, Permits, Licenses, and all other requirements of any kind or nature promulgated or adopted by any Governmental Authorities having jurisdiction over the Assets or the Businesses.

     "LEASE STATIONS" shall mean the Stations identified in Section 2.1.1.2 of the Definitive Agreement and SCHEDULE 2.1.1.2 pursuant thereto.

     "LENDERS" has the meaning specified in Section 13.10.

     "LIABILITIES" means any and all debts, liabilities and obligations, whether fixed, accrued or unaccrued, direct or indirect, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law) or Governmental Order and those arising under any Contract, arrangement, commitment or undertaking.

     "LICENSES" shall mean all licenses and other rights to use proprietary materials, technology, processes and rights.

     "LIQUOR LICENSE LIENS" has the meaning specified in Section 3.6.3.

     "LIQUOR LICENSES" shall mean the one (1) Arizona Liquor License and the twenty-six (26) New Mexico Liquor Licenses described in SCHEDULE 2.1.3 and the one (1) Southern Ute Tribal Liquor License described in Section 3.7.

     "LOSS" shall mean any loss, cost, claim, damage, deficiency and all expenses, including reasonable attorneys and accountants fees and disbursements.

     "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, a Station, the Assets, the Businesses or the Seller that, individually or in the aggregate with any other circumstances: (a) is or could reasonably be expected to be materially adverse to the employee relationships, customer or supplier relationships, results of operations, value or the condition (financial or otherwise) of a Station or the Assets or Businesses; or (b) could reasonably be expected to materially adversely affect the ability of the Buyer to operate or conduct the Businesses conducted with a Station or the Assets in the manner in which they are currently operated or conducted by the Seller.

     "NAVAJO STATIONS" has the meaning specified in Section 2.2.2.

     "NOMINEE" has the meaning specified in Section 28.5.

     "NONTRANSFERABLE CONTRACTS, PERMITS AND LICENSES" shall mean those Contracts, Permits and Licenses which by their terms are not transferable, or, if by their terms require consent or approval for transfer, and such consents or approvals cannot be obtained by Seller using its Best Efforts prior to Closing.

     "NOTICE OF ARBITRATION" has the meaning specified in Section 25.2.1.

     "OFF SITE" shall have the meaning given to such term in Section
10.1.1.3.

     "OPENING DATE" has the meaning specified in Section 4.3.1.1.

     "OPTION" has the meaning specified in Section 1.3.4.

     "OPTION STATIONS" has the meaning specified in Section 3.8.2.

     "OWNER S COMMISSION" has the meaning specified in Section 3.3.3.3.

     "PERMITS" shall mean any and all permits, authorizations, certificates, approvals, registrations, premanufacture notifications or other approvals and licenses granted or required by any Governmental Authority.

     "PERMITTED EXCEPTIONS" shall mean: (i) liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (ii) mechanic s, materialmen s, repairmen s, employees, contractor s, operator s and similar liens or charges arising in the ordinary course of business securing amounts not yet due and payable; (iii) easements, rights-of-way, surface leases and other rights with respect to surface operations; grazing, canals, ditches, reservoirs or the like; conditions, restrictive and protective covenants, common area maintenance assessments or other similar restrictions and charges; mineral and royalty reservations and conveyances; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, sewers, railways and other utility easements and rights-of-way, on, over or in respect of any of the Assets; provided in each case that such matters do not and will not interfere materially with the ownership, operation or use of the Assets or the Businesses as they are now operated or used and as they have been owned, operated or used on a historical basis, nor result in a Material Adverse Effect; (iv) other minor defects and irregularities of title affecting the Assets that do not and will not interfere materially with the ownership, operation or use of the Assets or the Businesses as they are now owned, operated or used or as they have been owned, operated or used on an historical basis, nor result in a Material Adverse Effect; and (v) ordinary and customary rights reserved to or vested in any Governmental Authority to control or regulate the Assets or the Businesses.

     "PERSON" means any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, estate, business, unincorporated organization or other legal entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and any Governmental Authority.

     "PMPA" has the meaning specified in Section 15.2.12.

     "POSSESSION DATE" has the meaning specified in Section 10.1.1.1.

     "RECORDS" shall mean and include all originals and copies, in whatever form or medium, of agreements, leases, documents, tapes, maps, manuals, books, financial information, reports, engineering designs, surveys, plans and specifications, title reports, test results, files and other records in the possession or control of Seller and reasonably necessary or desirable for analyzing, owning, operating and maintaining the Assets and the Businesses, excluding records that are subject to an obligation of confidentiality or are not transferable under applicable agreements with third parties or applicable Laws.

     "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, pumping, pouring, placing and the like into or upon any land, water or air or otherwise entering into the environment.

     "REMEDIATION" and "REMEDY" shall mean actions taken to respond to, investigate, remove, clean up, and otherwise remedy Contamination.

     "RESERVATION STATIONS" shall mean the Stations identified in Section
2.1.1.3 of the Definitive Agreement and SCHEDULE 2.1.1.3 pursuant thereto.

     "SELLER" means Thriftway Marketing Corp., and Clayton Investment Company. Seller shall refer, as the context requires, to all Sellers collectively, to any or all of them individually, or both.

     "SETTLEMENT AGREEMENT" has the meaning specified in Section 8.2.2.

     "SOUTHERN UTE LIQUOR LICENSE" has the meaning specified in Section
3.7.

     "STATIONS" have the meanings specified in Section 2.1.

     "TANGIBLE ASSETS" means all items of machinery, Equipment, tools, supplies, furniture, fixtures, Improvements, personalty and other tangible personal property owned or leased by Seller and associated with, related to or used in the Assets or the Businesses.

     "TAX" or "TAXES" has the meaning specified in Section 13.5.

     "TITLE COMPANY" has the meaning specified in Section 8.1.

     "TITLE DEFECT AMOUNT" has the meaning specified in Section 8.6.2.

     "TRANSFERABLE CONTRACTS, PERMITS AND LICENSES" shall mean those Contracts, Permits and Licenses which by their terms are transferable, or, if by their terms require consent or approval for transfer, such consent or approval is obtained prior to Closing.

     "TRANSFERRED INVENTORY" has the meaning specified in Section 7.

     "TRANSITION EVENT" has the meaning specified in Section 3.3.4.

     "Transition Period" has the meaning specified in Section 3.3.4.

     "Transportation Assets" shall mean those trucks and trailers listed in
SCHEDULE 3.1. including their respective Associated Assets.

     "UCC SEARCHES" has the meaning specified in Section 8.5.

     "UNITS" has the meaning specified in Section 5.2.

     "WATER RIGHTS" has the meaning specified in Section 2.1.6.

     "WYOMING UNITS" has the meaning specified in Section 5.2.2.